UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Under Rule 240.14a-12
Trex Company, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Trex Company, Inc.

2500 Trex Way

Winchester, Virginia 22601

Notice of Annual Meeting of Stockholders

May 7, 2024

To our stockholders:

Notice is hereby given that the 2024 annual meeting of stockholders of Trex Company, Inc. will be held at Trex University, 331 Apple Valley Road, Winchester, Virginia, on Tuesday, May 7, 2024, at 9:00 a.m., local time, for the following purposes:

➊	to elect four directors of Trex Company, Inc.;

➋	to approve, on a non-binding advisory basis, the compensation of our named executive officers;

➌	to ratify the appointment of Ernst & Young LLP as Trex Company’s independent registered public accounting firm for the 2024 fiscal year; and

➍	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 11, 2024 will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend this meeting.

We have elected to adopt the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing a Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) to our stockholders instead of a paper copy of this Proxy Statement and our 2023 Annual Report. The Notice of Availability contains instructions on how to access and review those documents over the Internet. We believe that this process will allow us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. Stockholders who receive a Notice of Availability by mail and would like to receive a printed copy of our proxy materials should follow the instructions for requesting such materials included on the Notice of Availability.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. To vote, please complete and return your proxy card, or vote by telephone or via the Internet by following the instructions on your Notice of Availability. Returning a proxy card or otherwise submitting your proxy does not deprive you of your right to attend the annual meeting and vote in person.

By Order of the Board of Directors,

Amy M. Fernandez

Senior Vice President, Chief Legal Officer

and Secretary

Dated: March 25, 2024

TREX COMPANY, INC.	2024 PROXY STATEMENT	i

ii	TREX COMPANY, INC.	2024 PROXY STATEMENT

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting.

Annual Stockholders Meeting		Meeting Agenda
Date Time Place	Tuesday, May 7, 2024 9:00 a.m. Eastern Time Trex University 331 Apple Valley Road Winchester, Virginia 22602

∎ Election of four directors

∎ Non-binding advisory vote on executive compensation

∎  Ratification of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for fiscal year 2024

Record Date Voting

March 11, 2024

Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

∎ Transact other business that may properly come before the meeting

 Voting Matters and Vote Recommendation

Item	Board recommendation	Reasons for recommendation	More information
1. Election of four directors.	FOR	The Board and Nominating/Corporate Governance Committee believe that the four Board candidates possess the skills, experience, and diversity to effectively monitor performance, provide oversight, and advise management on the Company’s long-term strategy.	Page 9
2. Non-binding advisory vote on executive compensation (“say-on-pay”).	FOR	The Board of Directors believes that the Company’s executive compensation programs demonstrate the continuing focus by the Company on a pay-for-performance philosophy.	Page 67
3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2024.	FOR	Based on the Audit Committee’s assessment of Ernst & Young’s qualifications and performance, the Board of Directors and the Audit Committee believe that its retention for fiscal year 2024 is in the best interests of the Company.	Page 68

TREX COMPANY, INC.	2024 PROXY STATEMENT	1

Board of Directors

The following table provides summary information about each director.

Director Occupation	Age	Director since	Board Independent	Other public boards	Committee memberships			Up for re-election at current Annual Meeting
					AC	CC	NCGC

James E. Cline* Retired; Former President and CEO, Trex Company, Inc.	72	2015	Yes	1				Yes

Gena C. Lovett, Ph.D Former Vice President, Manufacturing, Safety and Quality, Defense, Space and Security of Boeing Company	61	2021	Yes	2				Yes

Melkeya McDuffie CHRO, Bright Horizons	50	2023	Yes	0				Yes

Patricia B. Robinson** Retired; Former President of Mead School and Office Products	71	2000	Yes	0				Yes

Jay M. Gratz Retired; Former Executive Vice President and Chief Financial Officer, Ryerson Inc.	71	2007	Yes	0				No

Ronald W. Kaplan*** Retired; Former President and CEO, Trex Company, Inc.	72	2008	Yes	1				No

Gerald Volas Retired; Former CEO, TopBuild Corp.	69	2014	Yes	0				No

Bryan H. Fairbanks President and CEO, Trex Company, Inc.	54	2020	No	0				No

Kristine L. Juster CEO, Conair LLC	60	2019	Yes	0				No

*	Chairman of the Board

**	Lead Independent Director

***	Vice Chairman of the Board

AC	Audit Committee	Chair

CC	Compensation Committee	Member

NCGC	Nominating/Corporate Governance Committee	Financial expert

2	TREX COMPANY, INC.	2024 PROXY STATEMENT

BOARD OF DIRECTORS

 Director Demographics

Racial/Ethnic Diversity[1]	Gender Diversity[1]

*	One Director identifies as Black and Hispanic

Age Diversity	Average Tenure	Independence

[1]	Based on self-identified characteristics

TREX COMPANY, INC.	2024 PROXY STATEMENT	3

Trex Company, Inc.

2500 Trex Way

Winchester, Virginia 22601

Annual Meeting of Stockholders

May 7, 2024

Proxy Statement

General Information

 Proxy Solicitation

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Trex Company, Inc. (the “Company”, “we” or “our”) for use at the Company’s 2024 annual meeting of stockholders to be held at Trex University, 331 Apple Valley Road, Winchester, Virginia, on Tuesday, May 7, 2024 at 9:00 a.m., local time. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

 Record Date and Voting Securities

Only stockholders of record at the close of business on March 11, 2024, the record date for the annual meeting (the “record date”), will be entitled to notice of and to vote at the annual meeting. As of March 11, 2024, we had 108,687,117 shares of common stock outstanding, which are our only securities entitled to vote at the annual meeting. Each share of common stock is entitled to one vote.

A complete list of stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days ending on the day before the meeting, at the Company’s offices at 2500 Trex Way, Winchester, Virginia.

 Electronic Notice and Mailing

Notice of the Company’s annual meeting was mailed on or about March 25, 2024 to all stockholders as of the record date.

Those stockholders entitled to vote may vote their shares via the Proxy Card, or via the Internet, telephone or mail, following the instructions printed on the Notice of Availability.

Stockholders who receive a Notice of Availability and would like to receive a printed copy of our proxy materials should follow the instructions for requesting such materials included in the Notice of Availability.

From the date of the mailing of the Notice of Availability until the conclusion of the annual meeting, all of the proxy materials will be accessible on the Company’s website at www.trex.com/proxy.

4	TREX COMPANY, INC.	2024 PROXY STATEMENT

GENERAL INFORMATION

 Revocability of Proxies

Stockholders who execute proxies may revoke them by giving written notice to our Secretary any time before such proxies are voted. Attendance at the annual meeting shall not have the effect of revoking a proxy unless the stockholder so attending shall, in writing, so notify the Secretary at any time prior to the voting of the proxy at the annual meeting.

 Other Matters

The Board does not know of any matter that is expected to be presented for consideration at the annual meeting, other than the election of four directors, a non-binding advisory vote on the compensation of our named executive officers, and ratification of the appointment of our independent registered public accounting firm for the current fiscal year. However, if other matters properly come before the annual meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

 Solicitation Expenses

We are not engaging any company for the purpose of proxy solicitation in conjunction with this Proxy Statement. We will bear the cost of the annual meeting and the cost of soliciting proxies, including the cost of mailing any proxy materials. In addition to solicitation by mail, our directors, officers and regular employees (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses. In addition, we have retained Broadridge Financial Solutions, Inc., or Broadridge, to assist in the mailing, collection, and administration of the proxy.

The 2023 Annual Report to stockholders and the 2023 Form 10-K are not proxy soliciting materials.

 Voting Procedures; Quorum; Abstentions; Broker Voting

All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld. Where a choice is specified as to the proposal, proxies will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy intend to vote:

∎	FOR election of the nominees listed herein as directors;

∎	FOR approval, on a non-binding advisory basis, of the compensation of our named executive officers; and

∎	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2024 fiscal year.

A majority of the outstanding shares of common stock entitled to vote on the record date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting and any adjournment or postponement thereof. Abstentions and broker non-votes (which occur with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given) will be counted as present or represented for purposes of establishing a quorum for the transaction of business.

TREX COMPANY, INC.	2024 PROXY STATEMENT	5

GENERAL INFORMATION

The following vote shall be required for approval of each matter:

Voting Matter	Standard Required
Proposal 1: Election of four directors.

Majority, which means nominees for the Board of Directors will be elected if more votes are cast in favor of a nominee than are cast against such nominee by the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the election of directors. As this proposal is considered a “non-routine” matter, brokers may vote their shares on the election of directors only if they have voting instructions from the beneficial owners of the shares.

In the event a nominee does not receive a majority of the votes cast on such nominee’s election, our Bylaws provide that the nominee must immediately submit a written offer of resignation to the Board. Within 60 days after the certification of the election results, the Nominating/Corporate Governance Committee will consider the director’s offer of resignation and recommend to the Board whether to accept the resignation or reject it. The Board will act on such recommendation within 90 days following receipt of the certification of the election results. If a director’s resignation is not accepted by the Board, then the director who tendered that resignation will continue to serve on the Board until the 2025 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until his or her death, resignation or removal, if earlier.

Proposal 2: Non-binding advisory vote on executive compensation (“say-on-pay”); and

Proposal 3: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2024 fiscal year.

Majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting. Abstentions from voting on any of these proposals will have the same effect as a vote against such proposal. Brokers may vote their shares on the say-on-pay proposal only if they have voting instructions from the beneficial owners of the shares, and in the case of ratification of the appointment of the Company’s independent registered public accounting firm, brokers may vote their shares on this proposal even if they have not received instructions (ratification of the appointment of the independent registered public accounting firm is considered a “routine” matter for which a broker may exercise discretionary voting power). With respect to Proposal 2, as this proposal is considered a “non-routine” matter, broker non-votes will not be treated as votes cast on this matter, and therefore will not have any effect on determining the outcome. With respect to Proposal 3, as this proposal is considered a “routine” matter, we do not expect any “broker non-votes” in connection therewith.

6	TREX COMPANY, INC.	2024 PROXY STATEMENT

Security Ownership

The following table presents, as of March 11, 2024, information based upon the Company’s records and filings with the U.S. Securities and Exchange Commission (“SEC”) regarding beneficial ownership of its common stock by the following persons:

∎ each person known to the Company to be the beneficial owner of more than 5% of the common stock;

∎ each director and each nominee to the Board;

∎ each executive officer of the Company named in the Summary Compensation Table following the Compensation Discussion and Analysis section of this Proxy Statement; and

∎ all directors and executive officers of the Company as a group.

As of March 11, 2024, there were 108,687,117 shares of common stock outstanding.

The following information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power as of such date and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option, stock appreciation right, warrant or other right, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all such persons may be deemed to be the beneficial owners of such securities.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%) (1)

BlackRock, Inc. (2) 55 East 52nd Street New York, New York 10055	13,944,145	12.8%

The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	10,248,414	9.44%

Wasatch Advisors LP (4) 505 Wakara Way Salt Lake City, UT 84108	4,016,259	3.7%

Adam D. Zambanini (5)	213,915	*

Bryan H. Fairbanks (6)	143,544	*

William R. Gupp (7)	104,675	*

Amy M. Fernandez (8)	19,043	*

Dennis C. Schemm (9)	9,013	*

Brenda Lovcik (10)	15,750	*

James E. Cline (11)	39,585	*

Patricia B. Robinson (12)	66,950	*

Gena C. Lovett (13)	4,691	*

Melkeya McDuffie (14)	1,420	*

Jay M. Gratz (15)	27,493	*

Ronald W. Kaplan (16)	21,185	*

Kristine L. Juster (17)	9,517	*

Gerald Volas (18)	38,193	*

All directors and executive officers as a group (14 persons) (19)	771,548	*

*	Less than 1%.

(1)

The percentage of beneficial ownership as to any person as of March 11, 2024 is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power

TREX COMPANY, INC.	2024 PROXY STATEMENT	7

SECURITY OWNERSHIP

as of or within 60 days after March 11, 2024, by the sum of the number of shares outstanding as of March 11, 2024 plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after March 11, 2024. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, the Company believes that the beneficial owners of the Company’s common stock listed in the table have sole voting and investment power with respect to the shares shown.

(2)

The information concerning BlackRock, Inc. is based on a Schedule 13G filed with the SEC on January 23, 2024, in which the reporting person reports that it has sole voting power with respect to 13,646,447 of the shares shown and sole dispositive power with respect to all of the shares shown.

(3)

The information concerning The Vanguard Group is based on a Schedule 13G filed with the SEC on February 13, 2024, in which the reporting person reports that it has shared voting power with respect to 48,224 of the shares shown, sole dispositive power with respect to 10,085,651 of the shares shown and shared dispositive power with respect to 162,763 of the shares shown.

(4)

The information concerning Wasatch Advisors LP is based on a Schedule 13G filed with the SEC on February 9, 2024, in which the reporting person reports that it has sole voting power with respect to all of the shares shown and sole dispositive power with respect to all of the shares shown.

(5)

The shares of common stock shown as beneficially owned by Mr. Zambanini include 28,301 unvested restricted stock units and 24,087 stock appreciation rights he has the right to exercise as of or within 60 days after March 11, 2024 and exclude 10,455 stock appreciation rights that are not scheduled to vest as of or within 60 days after March 11, 2024.

(6)

The shares of common stock shown as beneficially owned by Mr. Fairbanks include 77,362 unvested restricted stock units and 23,987 stock appreciation rights he has the right to exercise as of or within 60 days after March 11, 2024, and exclude 28,626 stock appreciation rights that are not scheduled to vest as of or within 60 days after March 11, 2024.

(7)

The shares of common stock shown as beneficially owned by Mr. Gupp include 9,337 unvested restricted stock units and 30,357 stock appreciation rights he has the right to exercise as of or within 60 days after March 11, 2024, and exclude 3,488 stock appreciation rights that are not scheduled to vest as of or within 60 days after March 11, 2024.

(8)

The shares of common stock shown as beneficially owned by Ms. Fernandez include 15,075 unvested restricted stock units and 2,230 stock appreciation rights she has the right to exercise as of or within 60 days after March 11, 2024, and exclude 5,547 stock appreciation rights that are not scheduled to vest as of or within 60 days after March 11, 2024.

(9)	Mr. Schemm does not beneficially own any unvested restricted stock units or any stock appreciation rights he has the right to exercise as of or within 60 days after March 11, 2024.

(10)

The shares of common stock shown as beneficially owned by Ms. Lovcik include 15,750 unvested restricted stock units and exclude 3,704 stock appreciation rights that are not scheduled to vest as of or within 60 days after March 11, 2024. Ms. Lovcik does not beneficially own any stock appreciation rights she has the right to exercise as of or within 60 days after March 11, 2024.

(11)	The shares of common stock shown as beneficially owned by Mr. Cline include 1,730 unvested restricted stock units.

(12)	The shares of common stock shown as beneficially owned by Ms. Robinson include 1,730 unvested restricted stock units.

(13)	The shares of common stock shown as beneficially owned by Ms. Lovett include 1,730 unvested restricted stock units.

(14)	The shares of common stock shown as beneficially owned by Ms. McDuffie include 1,420 unvested restricted stock units.

(15)	The shares of common stock shown as beneficially owned by Mr. Gratz include 1,730 unvested restricted stock units.

(16)	The shares of common stock shown as beneficially owned by Mr. Kaplan include 1,730 unvested restricted stock units.

(17)	The shares of common stock shown as beneficially owned by Ms. Juster include 1,730 unvested restricted stock units.

(18)	The shares of common stock shown as beneficially owned by Mr. Volas include 1,730 unvested restricted stock units.

(19)

The shares of common stock shown as beneficially owned by all directors and named executive officers as a group include a total of 159,355 unvested restricted stock units and 80,661 stock appreciation rights they have the right to exercise as of or within 60 days after March 11, 2024, and exclude 51,820 stock appreciation rights that are not scheduled to vest as of or within 60 days after March 11, 2024.

8	TREX COMPANY, INC.	2024 PROXY STATEMENT

Election of Directors

(Proposal 1)

 Nominees for Election as Directors

The Company’s Restated Certificate of Incorporation, as amended, provides that the Board is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The current terms of office of the three current classes of directors expire at this annual meeting, at the annual meeting of stockholders in 2025 and at the annual meeting of stockholders in 2026, respectively. Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire.

In accordance with the recommendation of the Nominating/Corporate Governance Committee, Mr. Cline, Ms. Lovett, Ms. McDuffie and Ms. Robinson have been nominated by the Board for election to the class with a three-year term that will expire at the annual meeting of stockholders in 2027. These nominees are incumbent directors.

 Approval of Nominees

Approval of the nominees requires the affirmative vote of a majority of the votes cast in favor of such nominee at the annual meeting. The term “Majority” for purposes of election of directors means that a nominee receives more votes in favor of such nominee than are cast against such nominee by the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the election of directors. Brokers may vote their shares in favor of directors if they have voting instructions from the beneficial owners of the shares. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR the election of each of the nominees. If any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the Board may recommend. It is not anticipated that any of the nominees will be unable or unwilling to serve as a director.

The Board unanimously recommends that the stockholders of the Company vote FOR the election of the nominees to serve as directors.

 Information About Nominees and Continuing Directors

Biographical information concerning each of the nominees and each of the directors continuing in office is presented below.

 Nominees for Election for Three-Year Terms

Director	Age	Director Since

James E. Cline	72	2015

Gena C. Lovett	61	2021

Melkeya McDuffie	50	2023

Patricia B. Robinson	71	2000

James E. Cline retired as President and Chief Executive Officer of the Company on April 29, 2020 and remains the Chairman. He served as President and Chief Executive Officer of the Company between August 2015 and his retirement in April 2020, as Senior Vice President and Chief Financial Officer between August 2013 and August 2015, and as Vice President and Chief Financial Officer between March 2008 and July 2013. Between July 2005

TREX COMPANY, INC.	2024 PROXY STATEMENT	9

ELECTION OF DIRECTORS (PROPOSAL 1)

and December 2007, he served as the President of Harsco GasServ, a division of Harsco Corporation and a manufacturer of containment and control equipment for the global gas industry. Between January 2008 and February 2008, in connection with the purchase of Harsco GasServ by Taylor-Wharton International LLC, which was owned by Windpoint Partners Company, he served as a consultant to the buyers by providing transition management and financial services. Between April 1994 and June 2005, he served as the Vice President and Controller of Harsco GasServ. He served in various capacities with Huffy Corporation between June 1976 and February 1994, including as the Director of Finance of its True Temper Hardware subsidiary, a manufacturer of lawn care and construction products. He has served as a director of Latham Group, Inc., a manufacturer of swimming pools, since March 2019. He received a B.S.B.A. degree in accounting from Bowling Green State University.

Mr. Cline was initially appointed to the Board in August 2015 upon his promotion to President and Chief Executive Officer, and renominated in 2016 and 2018, because the Board believed that the Chief Executive Officer of the Company should serve on the Board, and in 2021, and this year because of his in-depth knowledge and experience as the prior Chief Executive Officer of the Company, his extensive knowledge of the industry in which the Company competes and prior experience as a chief executive officer of a manufacturing company, and because the Board felt it was important to have another member of the Board with significant expertise in this industry.

Gena C. Lovett, Ph.D., served as the Vice President, Manufacturing, Safety and Quality, Defense, Space and Security of The Boeing Company, a manufacturer of airplanes, between July 2015 and June 2019. She served as Global Chief Diversity Officer between January 2012 and June 2015, and as Director, Manufacturing, Forging between July 2007 and January 2012 of Alcoa Corporation, a manufacturer of aluminum. She served in numerous roles with Ford Motor Company, a manufacturer of cars and trucks, between April 1992 and June 2007, most recently as Plant Manager, New Model Programs. She has served as a director of AdvanSix, Inc., a leading integrated producer of nylon solutions, chemical intermediates, and plant nutrients, since September 2021, and as a director of QuantumScape Corporation, a developer of next generation battery technology for electric vehicles, since January 2022. She received a B.A. degree in Criminal Justice from The Ohio State University, a M.B.A. degree from Baker Center for Graduate Studies, and a M.S. degree in Organizational Leadership and a Ph.D. in Values-Driven Leadership from Benedictine University.

Dr. Lovett was appointed to the Board in March 2021, and renominated in 2021, and this year because the Board believed it was important to find and include an additional member with experience in manufacturing and operations. As a company where manufacturing and operations are critical functions, the Board believes this is important experience to have on the Board.

Melkeya McDuffie has served as Chief Human Resources Officer of Bright Horizons (NYSE:BFAM) since June 26, 2023. Prior to this role, from February 2022 to June 2023, Ms. McDuffie was Executive Vice President, Chief Human Resources Officer for Clean Harbors (NYSE:CLH), a leading provider of environmental & industrial services, and from 2020 to June 2022 she was Chief Human Resources Officer at The Wallace Foundation, a large private philanthropic organization. From 2005 to 2020, she held a series of talent management positions at Waste Management, a national leader in Environmental Services, moving up from Regional HR Business Partner to Vice President, Global Organization and Talent Development. Earlier in her career, she held similar positions at Wells Fargo Mortgage, HSBC Finance Corporation, and Quest Diagnostics. Ms. McDuffie received her B.A. in Business and M.B.A. from York St. John University. She also received a certification in Labor Relations from Cornell University and a certification in Global Business from Harvard Business School. She currently is pursuing her Ph.D. in Business Administration at North Central University.

Ms. McDuffie was initially appointed to the Board in April 2023, and renominated this year, because of her experience in corporate strategy and focus on inclusive culture and talent development and her professional experience as an executive leading business-focused people strategies at companies in a variety of industries, including environmental services. As a company that continues to elevate its commitment to employee and organizational development, a performance-based and inclusive culture focused on accountability and collaboration, the Board believes this is important experience to have on the Board. Ms. McDuffie’s background and experience strengthen the Board’s collective qualifications, skills and experience.

10	TREX COMPANY, INC.	2024 PROXY STATEMENT

ELECTION OF DIRECTORS (PROPOSAL 1)

Patricia B. Robinson is retired. Ms. Robinson was an independent consultant between 1998 and 2020. Ms. Robinson served in a variety of positions with Mead Corporation, a forest products company, between 1977 and 1998, including President of Mead School and Office Products, Vice President of Corporate Strategy and Planning, President of Gilbert Paper, Plant Manager of a specialty machinery facility and Product Manager for new packaging product introductions. Ms. Robinson received a B.A. degree in economics from Duke University and a M.B.A. degree from the Darden School at the University of Virginia.

Ms. Robinson was initially appointed to the Board in November 2000, and renominated in 2003, 2006, 2009, 2012, 2015, 2018, 2021, and this year due to her professional experience as a President of a consumer products company and her experience with strategic planning and new product introductions. As a consumer products company that continues to innovate with new products, the Board believes this is important experience to have on the Board.

 Directors Whose Terms Expire in 2025

Director	Age	Director Since

Bryan H. Fairbanks	54	2020

Kristine L. Juster	60	2019

Bryan H. Fairbanks has served as President and Chief Executive Officer of the Company since April 2020. He previously served as Executive Vice President and Chief Financial Officer of the Company between July 2018 and April 2020, and as Vice President and Chief Financial Officer of the Company between August 2015 and July 2018. Between March 2006 and August 2015, he served as Senior Director, Supply Chain, and between September 2012 and August 2015, he concurrently served as Executive Director, International Business Development, with the Company. He served as Director, Financial Planning and Analysis of the Company between May 2004 and March 2006. He served in numerous senior finance roles with the Ford Motor Company, a manufacturer of cars and trucks, between August 1994 and May 2004. He received a B.S. degree in accounting from the University of Dayton and a M.B.A. degree from the University of Pittsburgh.

Mr. Fairbanks was appointed to the Board in April 2020 upon his promotion to President and Chief Executive Officer, renominated in 2021, and 2022, because the Board believes it is in the best interest of the Company that the Chief Executive Officer be a member of the Board, he has significant experience in finance, and because the Board determined it was important to have another member of the Board with expertise in this industry.

Kristine L. Juster is Chief Executive Officer of Conair LLC, a manufacturer of internationally recognized world-class products in personal care, health and beauty, grooming tools, cookware and kitchen electronics sold through a family of brands including Cuisinart, Conair, Babyliss, Snunci and Waring, since January 2024. Prior to joining Conair LLC, Ms. Juster was Chief Executive Officer, from November 2018 until June 2023, and a director, from April 2016 until 2023, of Kimball International, a leading manufacturer of furnishings sold through a family of brands including Kimball, National, Kimball Hospitality, David Edward and D’style by Kimball Hospitality. Prior to joining Kimball International, Ms. Juster was employed by Newell Brands, Inc., in various positions of increasing responsibility, since 1995. She received a Bachelor of Applied Science degree, Hotel and Restaurant Management from Cornell University.

Ms. Juster was initially appointed to the Board in October 2019, and renominated in 2020, and 2022 because of her professional experience as an executive of consumer products companies with strong brands. As a company with a strong consumer brand, the Board believes this is important experience to have on the Board.

TREX COMPANY, INC.	2024 PROXY STATEMENT	11

ELECTION OF DIRECTORS (PROPOSAL 1)

 Directors Whose Terms Expire in 2026

Director	Age	Director Since

Jay M. Gratz	71	2007

Ronald W. Kaplan	72	2008

Gerald Volas	69	2014

Jay M. Gratz is retired. Mr. Gratz served as a consultant and director of 10X Technologies, a high technology startup, between April 2017 and December 2018. He served as the Chief Financial Officer of VisTracks, Inc., an application enabling platform service provider, between March 2010 and January 2018, and a director of such company between April 2010 and January 2018. He was a partner in Tatum LLC, a national executive services and consulting firm that focuses on the needs of the Office of the CFO between February 2010 and March 2010. He was an independent consultant between October 2007 and February 2010. He served as Executive Vice President and Chief Financial Officer of Ryerson Inc., a metals processor and distributor, between 1999 and October 2007, and as President of Ryerson Coil Processing Division between November 2001 and October 2007. He served as Vice President and Chief Financial Officer of Inland Steel Industries, a steel company, between 1994 and 1998, and served in various other positions, including Vice President of Finance, within that company since 1975. Mr. Gratz is a Certified Public Accountant. He received a B.A. degree in economics from State University of New York in Buffalo and a M.B.A. degree from Northwestern University Kellogg Graduate School of Management.

Mr. Gratz was initially appointed to the Board in 2007, and renominated in 2008, 2011, 2014, 2017, 2020 and 2023, because the Board felt it was important to have a member with extensive financial experience. He is a Certified Public Accountant, served as a chief financial officer of another respected public company, and has experience dealing with a wide range of financial matters that the Board feels is beneficial to the Company.

Ronald W. Kaplan retired as President and Chief Executive Officer of the Company on August 17, 2015 and remains the Vice Chairman. He served as Chairman between August 2015 and April 2020. He served as Chairman, President and Chief Executive Officer of the Company between May 2010 and August 2015, and as President and Chief Executive Officer of the Company between January 2008 and May 2010. He served as Chief Executive Officer of Continental Global Group, Inc., a manufacturer of bulk material handling systems, between February 2006 and December 2007. For 26 years prior to this, he was employed by Harsco Corporation, an international industrial services and products company, at which he served in a number of capacities, including as Senior Vice President-Operations, and, between 1994 and 2005, as President of Harsco’s Gas Technologies Group, which manufactures containment and control equipment for the global gas industry. He also serves on the Board of Directors of Caesarstone Sdot-Yam, Ltd., a company engaged in the manufacture and sale of engineered stone surfaces used for kitchen countertops, vanity tops and tiles. He received a B.A. degree in economics from Alfred University and a M.B.A. degree from the Wharton School of Business, University of Pennsylvania.

Mr. Kaplan was hired by the Company in January 2008 as its President and Chief Executive Officer. The Board believed that the Company at that time would greatly benefit from someone with prior professional experience as a chief executive officer of manufacturing companies, including experience leading companies through financial and operational “turnarounds”, which the Board felt was important experience for the Company at that time. He was initially appointed to the Board in 2008 because the Board believed that the Chief Executive Officer of the Company should serve on the Board, and renominated in 2011, 2014, 2017, 2020, and 2023, because of his experience as Chief Executive Officer of the Company and prior experience as a chief executive officer of manufacturing companies. He has retired as the Company’s Chief Executive Officer but remains as Vice Chairman of the Board because the Board believes they can benefit from his experience with both the Company and in the industry in which the Company competes, and his experience in the Company’s finances, sales and marketing, and operations, including manufacturing and logistics.

Gerald Volas is retired. He served as Chief Executive Officer and a director of TopBuild Corp., a leading installer and distributor of insulation products, between June 2015 and December 2020. He was employed by Masco Corporation, one of the world’s leading manufacturers of brand-name products for the home improvement and

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ELECTION OF DIRECTORS (PROPOSAL 1)

new home construction industries, in various positions of increasing responsibility, between 1982 and June 2015. He served as a Group Executive responsible for almost all of Masco’s operating companies between February 2005 and June 2015. He served as President of Liberty Hardware, a Masco operating company, between April 2001 and February 2005, as a Group Controller supporting a variety of Masco operating companies between January 1996 and April 2001, and in progressive financial roles including Vice President/Controller at BrassCraft Manufacturing Company, a Masco operating company, between May 1982 to January 1996. He is a Certified Public Accountant. He received a Bachelor of Business Administration degree from the University of Michigan.

Mr. Volas was initially appointed to the Board in March 2014, and renominated in 2017, 2020, and 2023, because of his professional experience as an executive of a consumer products company, with additional specific experience in the home improvement and new home construction industry. In addition, the Board felt it was important to find a member with extensive financial experience. He is a Certified Public Accountant and has experience dealing with a wide range of financial matters that the Board feels is beneficial to the Company.

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Corporate Governance

 Board of Directors

The Board currently consists of nine directors. Michael F. Golden, who served as a Board member since February 2013, passed away on June 4, 2023, and there is currently a vacancy on the Board.

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee. During the Company’s 2023 fiscal year, the Board held five meetings, the Audit Committee held four meetings, the Compensation Committee held five meetings, and the Nominating/Corporate Governance Committee held five meetings. During 2023, each director attended at least 75% of the aggregate of the total number of meetings of the Board and of each committee of the Board on which such director served.

It is the Company’s policy that all directors should attend annual meetings of the Company’s stockholders. All of the directors attended the annual meeting in May 2023.

The Board does not have a strict retirement age for directors. However, the Board does believe that once a director attains a certain age, the Board should carefully consider whether such director’s continued service on the Board is in the best interests of the Company. The Company’s Corporate Governance Principles provide that at the adjournment of each annual meeting of stockholders, any director who is then age 75 or older shall tender his or her resignation to the Board, at which time the Board may elect to either accept such resignation or request that such director continue to serve on the Board.

 Board Leadership Structure

Board Leadership Structure. Our Board is currently led by a non-executive Chairman, Mr. Cline, who retired as the Company’s President and Chief Executive Officer on April 28, 2020, and a non-executive Vice Chairman, Mr. Kaplan, who retired as the Company’s President and Chief Executive Officer on August 17, 2015. Our Board determined that retaining Mr. Cline as Chairman and Mr. Kaplan as Vice Chairman was in the best interests of the Company because it allows the Company to benefit from Mr. Cline’s and Mr. Kaplan’s significant experience and accumulated expertise in the Company’s industry and the Company’s internal policies, practices and procedures to effectively and expertly guide the Board. Mr. Cline’s and Mr. Kaplan’s familiarity with the Company’s executives reinforces that the Board and executives will operate with continuity and common purpose. The Board determined that having Mr. Cline as Chairman and Mr. Kaplan as Vice Chairman will allow Mr. Fairbanks, the Company’s President and Chief Executive Officer, to focus on executing the Company’s strategy and manage operations and performance. The Board is further comprised of a Lead Independent Director, an independent Audit Committee Chairman, an independent Compensation Committee Chairman, and an independent Nominating/Corporate Governance Committee Chairman. These independent positions align with the Company’s corporate governance policies and practices and assure adequate independence of the Board.

Ms. Robinson currently serves as Lead Independent Director since July 25, 2023. Mr. Golden was Lead Independent Director from May 6, 2021 until his passing on June 4, 2023. Ms. Robinson is an experienced former chief executive officer. (For additional information regarding Ms. Robinson’s professional experience, please see “Election of Directors (Proposal 1”).” Pursuant to the Company’s Corporate Governance Principles, the responsibilities of the Lead Independent Director include: presiding at executive sessions of the independent directors; presiding at Board meetings in the absence of the Chairman and Vice Chairman; making recommendations and consulting with management with regard to Board meeting agendas, materials and schedules; and serving as a liaison between the independent directors and members of senior management.

Director Independence. The Board has affirmatively determined that all of the current directors, other than Mr. Fairbanks, who is the Company’s current President and Chief Executive Officer, are “independent” of the Company within the independence guidelines governing companies listed on the New York Stock Exchange (“NYSE”). For a director to be “independent” under the NYSE guidelines, the Board must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

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The Board has adopted the following categorical standards of independence to assist it in determining whether a director has a material relationship with the Company. The following relationships between a director and the Company will not be considered material relationships that would preclude a finding by the Board that the director is independent under the NYSE guidelines:

∎ employment of the director or the director’s immediate family member by another company that makes payments to, or receives payments from, the Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues; and

∎ a relationship of the director or the director’s immediate family member with a charitable organization, as an executive officer, board member, trustee or otherwise, to which the Company or any of its subsidiaries has made charitable contributions of not more than $50,000 annually in any of the last three years.

Furthermore, the Board has also determined, consistent with NYSE guidelines, a director is not independent if:

∎ The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

∎ The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

∎ The director is a current partner or employee of a firm that is the Company’s internal audit firm or independent registered public accounting firm; the director has an immediate family member who is a current partner of such a firm; the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s internal or external audit; or the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s internal or external audit within that time.

∎ The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

∎ The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or 2% of such other company’s consolidated gross revenues.

Consistent with the NYSE guidelines, the Company’s corporate governance principles require the Company’s non-management directors to meet at least once each quarter without management present and, if the group of non-management directors includes any director who is not independent under NYSE guidelines, to meet at least once each year with only the independent directors present. The Company’s non-management directors, all of whom are independent under NYSE guidelines, held five executive sessions in 2023.

 Board Committees

Our Board has three standing committees:

∎ Audit Committee, chaired by Mr. Volas;

∎ Compensation Committee, chaired by Mr. Gratz; and

∎ Nominating/Corporate Governance Committee, chaired by Ms. Robinson.

Each of these committees plays an important role in the governance and leadership of our Board and each is chaired by an independent director with significant business experience.

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CORPORATE GOVERNANCE

Audit Committee. During 2023, the Audit Committee of the Board was composed of four non-employee directors, from January 1, 2023 through April 23, 2023, five non-employee directors from April 24, 2023 through July 24, 2023, and four non-employee directors since July 25, 2023, all of whom meet the independence and expertise requirements of the NYSE listing standards: Mr. Volas who is currently Chairman, Mr. Gratz, Ms. Lovett, Ms. McDuffie since April 23, 2023 and Ms. Robinson from January 1, 2023 until July 24, 2023. Pursuant to SEC rules, the Board has determined that Mr. Volas and Mr. Gratz are “audit committee financial experts,” as such term is defined for purposes of Item 407 of Regulation S-K promulgated by the SEC, and are independent of management. The Audit Committee held four meetings during 2023.

The Audit Committee operates under a written charter that is reviewed annually. The Audit Committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing the Company’s independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of each audit with management and the independent registered public accounting firm, reviewing the internal audit function, reviewing the adequacy of the Company’s system of internal controls over financial reporting and disclosure controls and procedures, reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the SEC, reviewing the efficacy of the Company’s information security and technology risks (including cybersecurity) and related policies and procedures, which include receiving quarterly reports from the Company’s Executive Information Security Oversight Committee by our Chief Information Officer, a direct report of our Senior Vice President and Chief Financial Officer (“CFO”), who is tasked with monitoring cybersecurity risks, and exercising oversight with respect to the Company’s Code of Conduct and Ethics and other policies and procedures regarding adherence with legal requirements. The Audit Committee has the authority to retain and terminate any third-party consultants and to obtain advice and assistance from internal and external legal, accounting and other advisers. The Audit Committee is authorized to delegate its authority to subcommittees as determined to be necessary or advisable. A current version of the Audit Committee charter is available on the Company’s website at www.trex.com/our-company/corporate-governance/committees-charters/.

Compensation Committee. During 2023, the Compensation Committee of the Board was composed of four non-employee directors from January 1, 2023 through April 23, 2023, five non-employee directors from April 24, 2023 through June 4, 2023, and four non-employee directors since June 5, 2023, who meet the independence requirements of the NYSE listing standards: Mr. Gratz, who is Chairman, Mr. Golden from January 1, 2023 through June 4, 2023, Ms. Juster, Mr. Volas from January 1, 2023 until July 25, 2023, Ms. McDuffie since April 25, 2023 and Ms. Robinson since July 25, 2023. The Compensation Committee held five meetings during 2023.

The Compensation Committee operates under a written charter that is reviewed annually. Pursuant to its charter, the principal functions of the Compensation Committee are to review, determine and approve the compensation and benefits of the Company’s President and Chief Executive Officer (“CEO”) and the other executive officers named in the Summary Compensation Table following the Compensation Discussion and Analysis section of this Proxy Statement, or “named executive officers,” as well as other officers, and to administer the Company’s employee benefit programs, including its Amended and Restated 2023 Stock Incentive Plan (the “2023 Stock Incentive Plan”), which amended and restated the 2014 Stock Incentive Plan (the “2014 Stock Incentive Plan”), Amended and Restated 1999 Employee Stock Purchase Plan (“1999 Employee Stock Purchase Plan”), annual cash incentive plan, and other incentive compensation plans, benefit plans and equity-based plans.

The Compensation Committee has the authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisers. (See the Compensation Discussion and Analysis section of this Proxy Statement for information regarding the practices of the Compensation Committee, including the role of the officers and the Compensation Committee’s compensation consultant in determining or recommending the amount and form of compensation paid to the named executive officers.) The Compensation Committee is authorized to delegate its authority to subcommittees as determined to be necessary or advisable. A current version of the Compensation Committee charter is available on the Company’s website at www.trex.com/our-company/corporate-governance/committees-charters/.

Nominating/Corporate Governance Committee. During 2023, the Nominating/Corporate Governance Committee was composed of four non-employee directors, from January 1, 2023 through June 4, 2023, three non-employee

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directors from June 5, 2023 through July 24, 2023 and four non-employee directors since July 25, 2023, all of whom meet the independence and expertise requirements of the NYSE listing standards: Ms. Robinson who is currently Chairwoman, Ms. Juster, Ms. Lovett, Mr. Golden from January 1, 2023 through June 4, 2023 and Mr. Volas since July 25, 2023. The Nominating/Corporate Governance Committee held five meetings during 2023.

The Nominating/Corporate Governance Committee operates under a written charter that is reviewed annually. The Nominating/Corporate Governance Committee is responsible for recommending candidates for election to the Board and for making recommendations to the Board regarding corporate governance matters, including Board size and membership qualifications, Board committees, corporate organization, and non-employee director compensation, and for succession planning for officers and key executives, performance evaluations of the CEO and other officers, programs for training and development of executive-level employees, and stockholder proposals regarding these matters. Also, the Nominating/Corporate Governance Committee oversees the Company’s environmental, social and governance (ESG) matters that are significant to the Company and periodically reviews the Company’s ESG strategy, initiatives and policies and receives quarterly updates from management on ESG activities.

The Nominating/Corporate Governance Committee has the authority to retain and terminate any search firm engaged to identify director candidates, and to obtain advice and assistance from outside counsel and any other advisors, as it deems appropriate in its sole discretion. The Nominating/Corporate Governance Committee is authorized to delegate its authority to subcommittees as determined to be necessary or advisable. A current version of the Nominating/Corporate Governance Committee charter is available on the Company’s website at www.trex.com/our-company/corporate-governance/committees-charters/.

 Board Risk Oversight

Our Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to the Company and its stockholders. While the CEO and other members of our senior leadership team are responsible for the day-to-day management of risk, our Board is responsible for ensuring that an appropriate culture of risk management exists within the Company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks, such as strategic and competitive risks, financial risks, brand and reputation risks, legal risks, regulatory risks, and operational risks.

The Board believes that its current leadership structure best facilitates its oversight of risk by combining independent leadership, through an independent Lead Independent Director, independent board committees, and majority independent board composition, with an experienced Chairman and Vice Chairman and an experienced CEO who each have extensive knowledge of our business, history, and the complex challenges we face. The CEO’s in-depth understanding of these matters and involvement in the day-to-day management of the Company uniquely positions him to promptly identify and raise key business risks to the Board, call special meetings of the Board (in his capacity as President) when necessary to address critical issues, and focus the Board’s attention on areas of concern. The Chairman, Vice Chairman, Lead Independent Director, independent committee chairs and other directors also are experienced executives who can and do raise issues for Board consideration and review, and are not hesitant to challenge management. The Board believes there is a well-functioning and effective balance between the Chairman, Vice Chairman, Lead Independent Director, independent board committees, independent board members, and the CEO, which enhances risk oversight.

The Board exercises its oversight responsibility for risk both directly and through its three standing committees. Throughout the year, the Board and each committee spend a portion of their time reviewing and discussing specific risk topics. The full Board is kept informed of each committee’s risk oversight and related activities through regular attendance at all committee meetings by all directors. Strategic, operational and competitive risks also are presented and discussed at the Board’s quarterly meetings, and more often as needed. On at least an annual basis, the Board conducts a review of our long-term strategic plans and members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks. At each quarterly meeting, or more often as necessary, our CEO provides written and/or oral reports to the Board on the critical

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CORPORATE GOVERNANCE

issues we face, and each officer reports on recent developments in their respective operating area. These reports include a discussion of business risks as well as a discussion regarding enterprise risk. In addition, at each quarterly meeting, or more often as necessary, the Senior Vice President, Chief Legal Officer and Secretary (“CLO”) updates the Board on material legal and regulatory matters.

The Audit Committee is responsible for reviewing the framework by which management discusses our risk profile and risk exposures with the full Board and its committees. The Audit Committee meets regularly with our CFO, independent registered public accounting firm, internal auditor, CLO, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, and key operational risks. The Audit Committee meets regularly in separate executive sessions with the independent registered public accounting firm and internal auditor, as well as with committee members only, to facilitate a full and candid discussion of risk and other matters.

The Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices and ensuring executive compensation is aligned with performance. The Compensation Committee is also charged with monitoring our incentive and equity-based compensation plans, including employee benefit plans, reviewing and retaining compensation advisers, and considering the results of the non-binding advisory say-on-pay vote and determine what adjustments, if any, are necessary or appropriate for the Company to make to its compensation policies and practices in light of the results of such vote. The Compensation Committee meets regularly with the CLO and other executive officers as well as in separate sessions with the Company’s external compensation consultant to facilitate a full and candid discussion of executive performance and compensation.

The Nominating/ Corporate Governance Committee oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure, Board compensation, director independence, our corporate governance profile and ratings and ESG-related strategies, initiatives and policies. The Committee also is actively engaged in overseeing risks associated with succession planning for the Board and management.

 Environmental, Social and Governance Matters

The Board of Directors, its committees and the Company’s management recognize the importance of ESG matters and how they impact our stakeholders. During 2023, the Company continued its focus on several ESG initiatives that matter to our customers, employees, communities, stockholders and the environment. We believe appropriately responding to ESG issues is an important component of corporate social responsibility and comprehensive fiscal management. Considering the continued importance surrounding ESG matters, the Company is active in establishing and improving programs, practices and policies to maximize the benefit to the Company, our stockholders, employees, customers and the communities we impact. We believe that strong ESG programs and practices are critical to attracting the best talent, executing on our strategies, maintaining a robust supplier and channel partner base, and innovating to meet our consumers’ evolving expectations.

The Company’s policies, practices and programs include engagement with external stakeholders to learn about their priorities and get their feedback; coordination of relevant company projects and initiatives; and alignment with the Company’s strategies and implementation.

Further, the Board and its committees review and discuss with management matters related to human capital management, including the Company’s commitments and progress on diversity, equity and inclusion, employee engagement, compensation and benefits, business conduct and compliance, and executive succession planning.

We are committed to conducting operations and activities in a manner that provides and maintains safe and healthy working conditions, protects the environment, and conserves natural resources. It is our policy that no employee shall engage in any conduct that violates any environmental, health or safety law or is otherwise inconsistent with the health and safety needs of our employees and the environmental needs of our communities. We are also committed to the continual improvement of our environmental management systems, our environmental, health and safety programs, and to the prevention of pollution.

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On June 28, 2023, the Company published its fourth annual ESG Report that highlighted several achievements including:

∎	Focusing on circularity and energy efficiency.

∎	Prioritizing employee safety and career growth.

∎	Fostering diversity in leadership.

∎	Remaining resolute on governance and ethics.

∎	Supporting communities where Trex operates.

∎	Earning industrywide ESG recognition.

The Company is committed to continuing its ESG commitment and will continue its communications with customers, employees, communities, and stockholders regarding its ESG initiatives in the upcoming 2023 ESG Report. A copy of the Company’s current ESG report is available on the Company’s website at www.trex.com/why-trex/esg.

In connection with the Company’s ESG efforts, in addition to our Code of Conduct and Ethics, the Company has adopted a Human Rights Policy, a Vendor and Customer Code of Conduct and Ethics, an Environmental Policy and an Occupational Health and Safety Policy. A current version of each of these policies is available on the Company’s website at www.trex.com/our-company/.

 Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of the Company or any subsidiary of the Company during 2023. There are no interlock relationships as defined in the applicable SEC rules.

 Director Nominations Policy

The Board has adopted a director nominations policy (the “nominations policy”). The purpose of the nominations policy is to set forth the process by which candidates for directors are selected. The nominations policy is administered by the Nominating/Corporate Governance Committee of the Board.

The Board does not currently prescribe any minimum qualifications for director candidates. Consistent with the criteria for the selection of directors approved by the Board, the Nominating/Corporate Governance Committee will take into account the Company’s current needs and the qualities needed for Board service, including experience and achievement in business, finance, technology or other areas relevant to the Company’s activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest that might impede the proper performance of the responsibilities of a director; independence under SEC and NYSE rules; service on other boards of directors; sufficient time to devote to Board matters; ability to work effectively and collegially with other Board members; and diversity. In considering the diversity of candidates, the Committee considers an individual’s background, viewpoints, professional experience, education and skill, race, ethnicity, gender, age and/or national origin. In the case of incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee will review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any transactions of such directors with the Company during their term. For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Nominating/Corporate Governance Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

The Nominating/Corporate Governance Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, and the Company’s advisers. The Nominating/Corporate Governance Committee has used in the past, and may use in the future, the services of an executive search firm to help identify candidates for directors who meet the qualifications outlined

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CORPORATE GOVERNANCE

above. The search firm screens the candidates, conducts reference checks, prepares a biography of each candidate for committee review and assists in arranging interviews.

The Committee will also consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the annual meeting of stockholders, the Nominating/Corporate Governance Committee will consider any written recommendations of director candidates by stockholders received by the Secretary of the Company in accordance with the provisions of the Company’s bylaws and applicable law.

The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of the Company’s director nominations process. The Nominating/Corporate Governance Committee intends to review the nominations policy as it considers advisable and anticipates that modifications may be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating/Corporate Governance Committee may amend the nominations policy at any time.

The Company’s bylaws provide that any stockholder wishing to nominate persons for election as directors at an annual meeting must deliver to the Secretary of the Company at the Company’s principal office in Winchester, Virginia a written notice of the stockholder’s intention to make such a nomination. The stockholder generally is required to furnish the notice no earlier than 120 days and no later than 90 days before the first anniversary of the preceding year’s annual meeting. The notice must contain the information required by the bylaws.

Communications with the Board of Directors; Reporting Questionable Accounting, Internal Accounting Controls and Auditing Matters

The Board welcomes communications from its stockholders and other interested parties and has adopted a procedure for receiving and addressing those communications. Security holders and other interested parties may communicate any concerns they may have about the Company directly and confidentially to either the full Board or the non-management directors as a group, or an individual director, by writing to: “Board of Directors” or “Non-Management Directors” or Name of Individual Director, Trex Company, Inc., 2500 Trex Way, Winchester, VA 22601, Attention: Secretary, or by calling the Company’s Governance Hotline (800-719-4916). An independent third-party vendor maintains the Governance Hotline, which is available 24 hours a day, 365 days a year. A caller wishing to be identified may indicate his or her name in the message. All calls are forwarded to the CLO and CFO. The Secretary then reviews and forwards all communications to the Board member or members that the caller designates, except for those communications that are outside the scope of Board matters or duplicative of other communications previously forwarded to the intended recipients. The Secretary will retain copies of all communications and maintain a record of whether the communications were forwarded and, if not, the reason why not.

Any individual, whether an employee or third party, may report to the Audit Committee any information relating to questionable accounting, internal accounting controls and auditing matters by writing to Trex Company, Inc., Audit Committee Chairman, c/o Woods Rogers PLC, 901 East Byrd Street, Suite 1550, Richmond, VA 23219, or by calling the Company’s Governance Hotline. As stated above, an independent third-party vendor maintains the Governance Hotline. A caller wishing to be identified may indicate his or her name in the message. All calls are forwarded to the Chairman of the Audit Committee. If anyone wants to submit relevant records, they should be mailed to the above address.

 Shareholder Engagement

We proactively engage with shareholders and other stakeholders throughout the year to learn their perspectives on significant issues, including company performance and strategy, corporate governance, executive compensation, and environmental, social, and governance topics. This engagement helps us better understand shareholder priorities and perspectives, gives us an opportunity to elaborate upon our initiatives and practices, and fosters constructive dialogue. We take feedback and insights from our engagement with shareholders and other stakeholders into consideration as we review and evolve our practices and disclosures, and further share them with our Board as appropriate.

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 Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than 10% of the Company’s common stock to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. The reporting persons are required by rules of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of Section 16(a) reports furnished to the Company for fiscal 2023 or written representations that no other reports were required, the Company believes that the foregoing reporting persons complied with all filing requirements for fiscal 2023.

Availability of Code of Conduct and Ethics, Bylaws, Corporate Governance Principles, and Committee Charters

We have adopted a Code of Conduct and Ethics, which is applicable to all of our directors, officers and employees, including our CEO and CFO. We make available on our web site, at https://www.trex.com/our-company/corporate-governance/, and in print, to any stockholder who requests them, copies of our Code of Conduct and Ethics, our Bylaws, our Corporate Governance Principles and the Charters of each standing committee of our Board. Requests for copies of these documents should be directed to Secretary, Trex Company, Inc., 2500 Trex Way, Winchester, Virginia 22601. To the extent required by SEC rules, we intend to disclose any amendments to our Code of Conduct and Ethics, and any waiver of a provision of the code with respect to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on our web site referred to above within four business days following any such amendment or waiver, or within any other period that may be required under SEC rules from time to time.

TREX COMPANY, INC.	2024 PROXY STATEMENT	21

Non-Employee Director Compensation

Non-employee directors of the Company receive cash and stock-based compensation under the Trex Company, Inc. Amended and Restated 1999 Incentive Plan for Outside Directors (“Outside Director Plan”). The Outside Director Plan is administered by the Nominating/Corporate Governance Committee of the Board. The Outside Director Plan provides that all equity grants issued under such Plan are issued pursuant to the 2023 Stock Incentive Plan, which was approved by stockholders at the Company’s 2023 annual meeting.

The Nominating/Corporate Governance Committee is responsible for making recommendations to the Board regarding non-employee director compensation. In accordance with this authority, the Nominating/Corporate Governance Committee utilizes the Compensation Committee’s independent compensation consultant, Korn/Ferry International (“KF”), to advise the Nominating/Corporate Governance Committee on matters related to director compensation.

The Company’s director compensation program was reviewed by KF in February 2021 and February 2022, and by the Nominating/Corporate Governance Committee in July 2022 relative to the Company’s peer group. The Company’s peer group is reviewed by KF prior to each compensation review, and in July 2022, KF provided the Nominating/Corporate Governance Committee (with respect to director compensation) and the Compensation Committee (with respect to officer compensation) a set of considerations for change, including proposed additions and deletions to the peer group. (See discussion in Compensation Discussion and Analysis under the “How Do We Determine Executive Pay?” for further discussion on the changes to the Company’s peer group.)

The peer group approved by the Nominating/Corporate Governance Committee, and utilized for the director compensation review, was as follows:

AAON, Inc.	Lennox International Inc.
A. O. Smith Corporation	Martin Marietta Materials, Inc.
Allegion PLC	RH
Armstrong World Industries, Inc.	Simpson Manufacturing, Inc.
Cavco Industries, Inc.	The Azek Company Inc.
Eagle Materials, Inc.	Vulcan Materials Company
Floor & Decor Holdings, Inc.	Yeti Holdings, Inc.
Helen of Troy LTD

The review conducted by the Nominating/Corporate Governance Committee in July 2022 indicated that the non-employee directors’ total annual compensation (consisting of cash and equity-based compensation) was approximately 97% of the median of the peer group (assuming a hypothetical director serves as a member of the Audit Committee and the Compensation Committee). The Nominating/Corporate Governance Committee, desiring that non-employee directors’ total annual compensation be aligned with the peer group, recommended no changes in compensation to the Board. For the hypothetical director referred to above, the total annual compensation was maintained at $222,500, which equated to approximately 97% of the median of the peer group.

The elements of the non-employee director compensation package under the Outside Director Plan are as follows:

∎ Upon initial appointment to the Board, non-employee directors receive awards of options, stock appreciation rights (“SARs”), restricted shares, restricted stock units or any combination thereof (as determined by the Nominating/Corporate Governance Committee) valued at $55,000.

∎ For service on the Board, each non-employee director receives an annual fee of $82,500, and an annual award of options, SARs, restricted shares, restricted stock units or any combination thereof (as determined by the Nominating/Corporate Governance Committee) valued at $120,000.

∎ Any non-employee director who serves as Chairman of the Board will receive an additional $85,000 annually, as Vice Chairman of the Board will receive an additional $55,000 annually, and as Lead Independent Director will receive an additional $25,000 annually.

22	TREX COMPANY, INC.	2024 PROXY STATEMENT

NON-EMPLOYEE DIRECTOR COMPENSATION

∎ The chairman of each committee receives an annual committee fee of $20,000, unless such committee chairman also serves as Lead Independent Director, in which case such committee chairman shall receive only the Lead Independent Director fee.

∎ Each member of a committee other than the chairman receives an annual committee fee of $10,000.

∎ The annual director fee and the annual committee fees are paid in four equal quarterly installments in arrears on the first business day following each quarter of the fiscal year in which the eligible director completes board or committee service. Such fees are paid in the form of cash, provided that a director may elect to receive all or any portion of such fees in the form of a grant of options, SARs, restricted shares, restricted stock units or any combination thereof (as determined by the Nominating/Corporate Governance Committee). The fiscal year of the Outside Director Plan is July 1 through June 30.

∎ The annual grants of equity are made in arrears on the date of the first regularly scheduled Board meeting after June 30 of each year.

∎ All grants of restricted shares or restricted stock units vest one year after grant provided that the grants will immediately vest in the event of death, disability, retirement, or termination in connection with a change in control. All grants of SARs or stock options vest immediately upon grant and have a term of ten years (provided that the term is extended for one year if the director dies during the tenth year of the SAR or stock option term). Upon the termination of a non-employee director’s service for any reason (other than for cause), the director will have the right, at any time within five years after the date of termination of service and before the termination of the SAR or stock option, to exercise any SAR or stock option held by the director on the service termination date.

∎ All fees described above paid in arrears are pro-rated for any partial periods served.

The Nominating/Corporate Governance Committee has elected to use restricted stock units as the form of equity described above.

The Outside Director Plan is designed to deliver compensation approximately 46% in cash and 54% in equity (assuming a director does not elect to receive additional equity in lieu of cash, as described above), with the objective of appropriately balancing the pay of non-employee directors for their service while linking their compensation closely to returns to stockholders through the potential for enhanced value from future stock price appreciation. Directors are also reimbursed for actual travel expenses.

The Company does not provide pensions, medical benefits or other benefit programs to non-employee directors.

In 2013, the Board adopted Stock Ownership Guidelines applicable to non-employee directors, pursuant to which each non-employee director is required to own and hold, as a minimum, that number of shares of the Company’s common stock having a market value of at least 3 times the director’s annual cash retainer. For purposes of the guidelines, common stock includes shares of common stock no matter how acquired (i.e., vesting of restricted shares or restricted stock units, or purchased on the open market), and unvested restricted shares and restricted stock units. Directors have 5 years from becoming a director, whichever occurs later, to comply with the ownership requirements. Other than Ms. McDuffie who joined the Board on in April, 2023 each director meets the current minimum requirements.

In 2013, the Board also adopted, on a voluntary basis and in advance of final Dodd-Frank Act hedging rules, an Anti-Hedging and Anti-Pledging Policy that applies to non-employee directors. This policy prohibits our directors from purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of Company equity (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds), or pledging, hypothecating, or otherwise encumbering Company equity as collateral for indebtedness.

(See discussion in Compensation Discussion and Analysis under the “Stock Ownership Guidelines” and “Anti-Hedging and Anti-Pledging Policy” sections under “Additional Information on Our Program” for discussion of the Stock Ownership Guidelines and Anti-Hedging and Anti-Pledging Policy as applicable to our named executive officers.)

TREX COMPANY, INC.	2024 PROXY STATEMENT	23

2023 Non-Employee Director Compensation

The table below shows compensation paid to the non-employee directors for their service in 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	SAR Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

James C. Cline (2)	167,500	120,000	—	—	—	—	287,500

Michael F. Golden (3)	54,634	111,456	—	—	—	—	166,090

Jay M. Gratz (4)	112,500	120,000	—	—	—	—	232,500

Kristine L. Juster (5)	102,500	120,000	—	—	—	—	222,500

Ronald W. Kaplan (6)	137,500	120,000	—	—	—	—	257,500

Gena C. Lovett (7)	102,500	120,000	—	—	—	—	222,500

Melkeya McDuffie (8)	63,504	84,396	—	—	—	—	147,900

Patricia B. Robinson (9)	114,663	120,000	—	—	—	—	234,663

Gerald Volas (10)	112,500	120,000	—	—	—	—	232,500

(1)

Amounts represent the grant date fair value of restricted stock units granted in 2023 determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14, Stock-based Compensation, to the Company’s audited Consolidated Financial Statements in the 2023 Form 10-K, as filed with the SEC.

(2)

Mr. Cline has served as a non-executive Chairman since his retirement on April 28, 2020. Mr. Cline did not elect to receive any of his cash compensation in the form of equity. On December 31, 2023, Mr. Cline held 1,730 outstanding unvested restricted stock units and 27,846 stock appreciation rights.

(3)

Mr. Golden served as Lead Independent Director and as a member of the Compensation Committee and the Nominating/Corporate Governance Committee until his death on June 4, 2023. Mr. Golden did not elect to receive any of his cash compensation in the form of equity.

(4)

Mr. Gratz served as chairman of the Compensation Committee and as a member of the Audit Committee during 2023. Mr. Gratz did not elect to receive any of his cash compensation in the form of equity. On December 31, 2023, Mr. Gratz held 1,730 outstanding unvested restricted stock units.

(5)

Ms. Juster served as a member of the Compensation Committee and the Nominating/Corporate Governance Committee during 2023. Ms. Juster did not elect to receive any of her cash compensation in the form of equity. On December 31, 2023, Ms. Juster held 1,730 outstanding unvested restricted stock units.

(6)

Mr. Kaplan served as a non-executive Vice Chairman during 2023. Mr. Kaplan did not elect to receive any of his cash compensation in the form of equity. On December 31, 2023, Mr. Kaplan held 1,730 outstanding unvested restricted stock units.

(7)

Ms. Lovett served as a member of the Audit Committee and the Nominating/Corporate Governance Committee during 2023. Ms. Lovett did not elect to receive any of her cash compensation in the form of equity. On December 31, 2023, Ms. Lovett held 1,730 outstanding unvested restricted stock units.

(8)

Ms. McDuffie served as a member of the Audit Committee and the Compensation Committee since her appointment to the Board on April 24, 2023. Ms. McDuffie elected to receive $7,040 of her cash compensation in the form of restricted stock units. Ms. McDuffie also received a grant of restricted stock units in the amount of $55,000 upon her appointment to the Board in April 2023. On December 31, 2023, Ms. McDuffie held 1,389 outstanding unvested restricted stock units.

(9)

Ms. Robinson served as chairwoman of the Nominating/Corporate Governance Committee during 2023, as a member of the Audit Committee until July 24, 2023, and as a member of the Compensation Committee and as Lead Independent Director since July 25, 2023. Ms. Robinson did not elect to receive any of her cash compensation in the form of equity. On December 31, 2023, Ms. Robinson held 1,730 outstanding unvested restricted stock units.

(10)

Mr. Volas served as chairman of the Audit Committee during 2023, as a member of the Compensation Committee until July 24, 2023 and as a member of the Nominating/Corporate Governance Committee since July 25, 2023. Mr. Volas did not elect to receive any of his cash compensation in the form of equity. On December 31, 2023, Mr. Volas held 1,730 outstanding unvested restricted stock units.

24	TREX COMPANY, INC.	2024 PROXY STATEMENT

2023 Non-Employee Director Equity Awards

Name	Grant Date	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)	Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock or Units ($) (1)

James C. Cline	7/26/2023 (2)	—	—	—	1,730	120,000

Michael F. Golden	7/26/2023 (4)	—	—	—	1,730	120,000

Jay M. Gratz	7/26/2023 (2)	—	—	—	1,730	120,000

Kristine L. Juster	7/26/2023 (2)	—	—	—	1,730	120,000

Ronald W. Kaplan	7/26/2023 (2)	—	—	—	1,730	120,000

Gena C. Lovett	7/26/2023 (2)	—	—	—	1,730	120,000

Melkeya McDuffie	5/4/2023 (5)	—	—	—	977	55,000

	7/3/2023 (6)	—	—	—	29	1,914

	7/26/2023 (3)	—	—	—	322	22,356

	10/2/2023(6)	—	—	—	41	2,563

Patricia B. Robinson	7/26/2023 (2)	—	—	—	1,730	120,000

Gerald Volas	7/26/2023 (2)	—	—	—	1,730	120,000

(1)

Amounts represent the grant date fair value of restricted stock units granted in 2023 determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14, Stock-based Compensation, to the Company’s audited Consolidated Financial Statements in the 2023 Form 10-K, as filed with the SEC.

(2)	Reflects annual award of restricted stock units to the Board.

(3)	Ms. McDuffie was appointed to the Board on April 24, 2023. Her yearly grant was prorated for the period of time she has served as a director.

(4)	Mr. Golden passed away on June 4, 2023. His yearly grant was prorated for the period of time he served as a director

(5)	Reflects an award of restricted stock units received as compensation for initial appointment to the Board.

(6)	Reflects an award of restricted stock units received in lieu of a percentage of cash compensation as elected by the director prior to the beginning of service.

TREX COMPANY, INC.	2024 PROXY STATEMENT	25

Named Executive Officers

The table below sets forth information concerning our executive officers covered in the “Compensation Discussion and Analysis” section of this Proxy Statement. We refer to them as the “named executive officers.”

Executive Officer	Age	Position with Company

Bryan H. Fairbanks	54	President and Chief Executive Officer

Adam D. Zambanini	47	Executive Vice President and Chief Operating Officer

Brenda Lovcik	52	Senior Vice President and Chief Financial Officer

Amy M. Fernandez	47	Senior Vice President, Chief Legal Officer and Secretary

Dennis C. Schemm	58	Former Senior Vice President and Chief Financial Officer

William R. Gupp	64	Former Senior Vice President, Chief Legal Officer and Secretary

Bryan H. Fairbanks has served as President and Chief Executive Officer since April 2020. He previously served as Executive Vice President and Chief Financial Officer of the Company between July 2018 and April 2020, and as Vice President and Chief Financial Officer of the Company between August 2015 and July 2018. Between March 2006 and August 2015, he served as Senior Director, Supply Chain, and between September 2012 and August 2015, he concurrently served as Executive Director, International Business Development, with the Company. He served as Director, Financial Planning and Analysis of the Company between May 2004 and March 2006. He served in numerous senior finance roles with the Ford Motor Company between August 1994 and May 2004. He received a B.S. degree in accounting from the University of Dayton and a M.B.A. degree from the University of Pittsburgh.

Adam D. Zambanini has served as Executive Vice President and Chief Operating Officer since October 25, 2023. He previously served as President of Trex Residential Products between July 2018 and October 2023. He served as Vice President, Marketing between January 2011 and July 2018, and served in a number of capacities at the Company, most recently as Director, Marketing between September 2005 and December 2010. He was employed by Rubbermaid Commercial Products between January 2000 and September 2005, with his last position being Product Manager. He received a B.S. degree in mechanical engineering from Penn State University, and a M.B.A. degree from Averett University.

Brenda Lovcik has served as Senior Vice President and Chief Financial officer since October 23, 2023. She served as Chief Financial Officer, Global Products, Global Supply Chain and Global FP&A at Johnson Controls, Inc. from August 2022 until October 2023. Prior to that she held multiple senior financial roles at Medtronic, Inc. between 2002 and 2022, with her last position there as Senior Vice President, Finance and Global FP&A. She received a B.S. degree in accounting from St. Cloud State University.

Amy M. Fernandez has served as Senior Vice President, Chief Legal Officer and Secretary since October 25, 2023. She previously served as Vice President, General Counsel and Secretary from May 4, 2023 until October 25, 2023, as Vice President, General Counsel and Assistant Secretary from May 5, 2022 until May 4, 2023 and as Vice President, General Counsel from December 7, 2021 until May 5, 2022. She was employed by Luigi Lavazza S.p.A as General Counsel, Lavazza Professional and Lavazza Americas from December 2018 through December 2021 and in various legal leadership roles within Mars Inc. between October 2015 and December 2018, with her last position being Associate General Counsel, Mars Wrigley Confectionery, Global Drinks and Food Americas. She was Vice President, Chief Intellectual Property Counsel at Armstrong World Industries between 2012 and 2015 and served as Chief Patent Counsel, Toothbrushes and Packaging, at Colgate-Palmolive between 2008 and 2012. She received a BS degree in Mechanical Engineering from the University of Pennsylvania and a J.D. degree from Dickinson School of Law.

Dennis C. Schemm served as Senior Vice President and Chief Financial Officer between February 2021 and June 9, 2023, and as Vice President and Chief Financial Officer between April 2020 and February 2021. He served as Executive Vice President and Chief Financial Officer of Continental Building Products between

26	TREX COMPANY, INC.	2024 PROXY STATEMENT

NAMED EXECUTIVE OFFICERS

May 2015 and April 2020, and as Vice President, Global Finance for Armstrong Flooring at Armstrong World Industries between May 2013 and April 2015. He served as Global Finance Director for Gilbarco-Veeder Root, a Danaher company between May 2011 and May 2013, and in various financial leadership roles within Monsanto Company between June 1996 and April 2011. He received simultaneous BS degrees in Accounting and Computer Science from Penn State University and a M.B.A. degree from Carnegie Mellon University.

William R. Gupp served as Senior Vice President, Chief Legal Officer and Secretary of the Company between December 2021 until his retirement in May 2023. He served as Senior Vice President, General Counsel and Secretary between August 2014 and December 2021. He served as Chief Administrative Officer, General Counsel and Secretary between October 2009 and August 2014, and as Vice President and General Counsel between May 2001 and October 2009. He was employed by Harsco Corporation, an international industrial services and products company, between March 1993 and May 2001, most recently as Senior Counsel and Director-Corporate Development. He was employed by the law firm of Harter, Secrest & Emery between August 1985 and March 1993. He received a B.S. degree in accounting from Syracuse University and a J.D. degree from the University of Pennsylvania Law School.

TREX COMPANY, INC.	2024 PROXY STATEMENT	27

Compensation Discussion and Analysis

 Introduction

This section describes the Company’s compensation program for its President and Chief Executive Officer (“CEO”), its Senior Vice President and Chief Financial Officer (“CFO”), and its three other most highly compensated executive officers for fiscal year 2023, all of whom are referred to collectively as the “named executive officers”. For fiscal 2023, the Company’s named executive officers were:

∎	Bryan H. Fairbanks, President and Chief Executive Officer;

∎	Adam D. Zambanini, Executive Vice President and Chief Operating Officer;

∎	Brenda Lovcik, Senior Vice President and Chief Financial Officer;

∎	Amy M. Fernandez, Senior Vice President, Chief Legal Officer and Secretary

∎	Dennis C. Schemm, Former Senior Vice President and Chief Financial Officer; and

∎	William R. Gupp, Former Senior Vice President, Chief Legal Officer and Secretary.

This Compensation Discussion and Analysis focuses on the material elements of our executive compensation program in effect for the 2023 fiscal year. It also provides an overview of our executive compensation philosophy and why we believe the program is appropriate for the Company and its stockholders. Finally, we discuss the Compensation Committee’s methodology for determining appropriate and competitive levels of compensation for the named executive officers. Details of compensation paid to the named executive officers can be found in the tables below.

Our executive compensation program is intended to align our named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals the Board and the Compensation Committee establish with the objective of increasing stockholder value. In line with our pay-for-performance philosophy, the total compensation received by our named executive officers will vary based on individual and corporate performance measured against annual and long-term performance goals. Our named executive officers’ total compensation is comprised of a mix of base salary, annual cash incentive compensation and long-term equity incentive compensation.

 2023 Say-on-Pay Results and Considerations

The Company provides its stockholders the opportunity to cast an annual non-binding advisory vote on executive compensation (a “say-on-pay proposal”). The Company and the Company’s Compensation Committee consider the outcome of the Company’s say-on-pay proposal when making future compensation decisions for the executive officers of the Company. In connection with the Company’s 2023 annual meeting of stockholders, the proposal to approve the executive compensation of the Company’s executive officers named in the Company’s Proxy Statement dated March 21, 2023 received 83,190,144 votes in favor, or 91% of votes cast. Although these votes are advisory (and therefore not binding on the Company), the Company, the Compensation Committee and the Board carefully review these results each year and consider them, along with other communications from stockholders relating to our compensation practices, in making future compensation decisions for executive officers of the Company.

 Compensation Philosophy and Objectives

What person or group is responsible for determining the compensation levels of named executive officers?

The Role of the Compensation Committee. The Compensation Committee, pursuant to its charter, reviews, determines and approves the compensation, including base salary, and annual and long-term incentive compensation, of the Company’s CEO, the other named executive officers, as well as the other officers appointed

28	TREX COMPANY, INC.	2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

by the Board. Additionally, the Compensation Committee administers the Company’s employee benefit programs, including its 2023 Stock Incentive Plan, 2014 Stock Incentive Plan, 1999 Employee Stock Purchase Plan, annual cash incentive plan, and other incentive compensation plans, benefit plans and equity-based plans.

The Role of Consultants. The Compensation Committee has the authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisers. The Compensation Committee has the authority to compensate its outside advisers without obtaining approval of the Board. In accordance with this authority, the Compensation Committee retained Korn/Ferry International (“KF”) in 2023 as the committee’s independent compensation consultant to advise the Compensation Committee on matters related to CEO and other officer compensation. The Compensation Committee assessed KF’s work as required under rules of the SEC and concluded that it did not raise any conflicts of interest and that KF was independent within the NYSE’s listing standards.

The consultant’s assignments are determined by the chairman of the Compensation Committee. At the request of the chairman, the current consultant assists in developing the peer group of companies and compensation surveys to be used for the competitive analyses, prepares the market analysis of named executive officer compensation, prepares a financial analysis of the Company’s performance vis-à-vis the peer group and analyzes the relationship between CEO pay and company performance, constructs market competitive ranges of pay opportunity for base salaries, annual cash incentive compensation targets, and long-term equity incentive awards for named executive officers, and reviews the annual cash incentive compensation and long-term equity incentive plans for linkage to key business objectives and company performance. The consultant advises the Compensation Committee as to the compensation of executive officers of the Company, but does not recommend any specific pay level changes for executive officers.

Total fees paid to KF for services performed during 2023 relating to executive compensation were $89,000.

The Role of Executives. The Company’s CEO, Senior Vice President, Chief Legal Officer and Secretary (“CLO”), and Senior Vice President, Chief Human Resources Officer (“CHRO”) are actively involved in the executive compensation process. Historically, the CEO reviews the performance of each of the named executive officers (other than his own performance) and, within the defined program parameters, recommends to the Compensation Committee base salary increases and annual cash incentive compensation and long-term equity incentive awards for such individuals. He provides the Compensation Committee with both annual and long-term recommended financial performance goals for the Company that are used to link pay with performance. The CEO also provides his views to the Compensation Committee with respect to the executive compensation program’s ability to attract, retain and motivate the level of executive talent necessary to achieve the Company’s business goals. The CLO and CHRO work with the CEO to develop the recommended base salary increases, annual cash incentive compensation levels and long-term equity incentive awards and provide analysis on the ability of the executive compensation program to attract, retain, and motivate the Company’s executive team and potential executive hires. The CEO, CLO, and CHRO attend the meetings of the Compensation Committee, but do not participate in the Compensation Committee’s executive sessions.

What are the Company’s executive compensation principles and objectives?

The Compensation Committee believes that the structure of the compensation program for named executive officers should be designed to attract, motivate, and retain key talent to promote the long-term success of the Company, and to balance these objectives with a strong link to stockholder return and other measures of performance that drive total stockholder return.

The Company’s overall executive compensation philosophy is that pay should be competitive with the relevant market for executive talent, be performance-based, vary with the attainment of specific objectives, and be closely aligned with the interests of the Company’s stockholders. The core principles of the Company’s executive compensation program include the following:

∎

Pay competitively: The Compensation Committee believes in positioning executive compensation at competitive levels necessary to attract and retain exceptional leadership talent. An individual’s performance and importance to the Company can result in that individual’s total compensation being higher or lower than the Company’s target market position. The Compensation Committee regularly utilizes the assistance of a compensation consultant to provide information on market practices, programs, and compensation levels.

TREX COMPANY, INC.	2024 PROXY STATEMENT	29

COMPENSATION DISCUSSION AND ANALYSIS

∎

Pay-for-performance: The Compensation Committee structures executive compensation programs to balance annual and long-term corporate objectives, including specific measures which focus on financial performance, with the goal of fostering stockholder value creation in the short- and long-term.

∎

Create an ownership culture: The Compensation Committee believes that using equity compensation to instill an ownership culture effectively aligns the interests of management and the stockholders. To promote this alignment, the Compensation Committee granted equity-based compensation in 2023, which was comprised of time-based restricted stock units, performance-based restricted stock units and stock appreciation rights, to provide incentives for named executive officers to enhance stockholder value.

∎

Utilize a total compensation perspective: The Compensation Committee considers all of the compensation components — base salary, annual cash incentive compensation, long-term equity incentive compensation, and benefits and perquisites — in total.

∎

Improved financial performance: The Company aggressively pursues strategies intended to improve its financial and operational performance by expanding its product offerings, enhancing its sales channels, improving production performance, including quality, efficiency and capacity, and lowering costs. The Compensation Committee believes in utilizing a compensation program that appropriately rewards executives for the achievement of these objectives.

The CEO and the Compensation Committee regularly review the executive compensation program and philosophy to assess whether the program promotes the objectives of enabling the Company to attract and retain exceptionally talented executives and to link total compensation to the Company’s ability to meet its annual financial and non-financial goals and, in the longer term, to produce enhanced levels of total stockholder return. Based on such reviews, programmatic changes have been implemented at various times to enhance consistency of the various compensation elements with the program’s philosophy.

 How Do We Determine Executive Pay?

Benchmarking: Benchmarking in comparison to a peer group of companies (the “peer group”) is one of several factors considered in the compensation process but is not in and of itself determinative. The relative position of individual named executive officers in comparison to the peer group is based on their respective competencies, experience and performance. While the Company does not establish executive pay based solely on benchmarking data, we believe that our pay levels and practices should be within a range of competitiveness with our peer group and benchmarking provides us with an assessment of reasonableness and competitiveness. However, each individual’s actual compensation is based on numerous factors including the individual’s level of experience in the role and the annual and long-term performance of both the Company and the individual.

The Compensation Committee benchmarks target total direct compensation, which consists of base salary, target annual cash incentive compensation, and the value of long-term equity incentives, to the peer group. The Compensation Committee benchmarks its named executive officer compensation because the Compensation Committee believes this is the best way to determine whether such compensation is competitive with the Company’s labor market for executive talent.

Shareholder Engagement: As referenced above, in the Shareholder Engagement section of this Proxy, the Company proactively engages with shareholders and other stakeholders throughout the year. During 2023, no concerns were raised by shareholders regarding executive compensation.

Peer Group: The Compensation Committee (with respect to officer compensation) and Nominating/Corporate Governance Committee (with respect to director compensation) take into account a number of factors for each potential peer group company including, but not limited to, size (revenues, market capitalization and number of employees), nature of business (business comparators and similar customer base), organizational complexity and business model (span and scope of the organization), growth over the last one and three years in revenue and EBITDA, competition for executive talent (organizations from which executives may be recruited to and from) and location. While all of the aforementioned factors are taken into account, the Compensation Committee and Nominating/Corporate Governance Committee consider the most important factors to be size, nature of business and competition for executive talent as these provide the most meaningful insight into competitive practices.

30	TREX COMPANY, INC.	2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

In July 2022, the Compensation Committee and the Nominating/Corporate Governance Committee requested that KF review the Company’s existing peer group in light of the Committees’ observation that, although the median yearly revenues of the existing peer group were aligned with the Company, the median market capitalization of the peer group was substantially lower than the Company’s, and there were a number of companies in the peer group that were not branded consumer product businesses. The Committees asked KF to consider modifications to the peer group in light of this observation. In response, KF provided the Committees with a set of considerations for change, including proposed additions and deletions to the peer group.

In July 2022, with input from KF, the Compensation Committee and Nominating/Corporate Governance Committee identified a publicly-traded peer group consisting of the following companies:

AAON, Inc.	Lennox International Inc.
A. O. Smith Corporation	Martin Marietta Materials, Inc.
Allegion PLC	RH
Armstrong World Industries, Inc.	Simpson Manufacturing, Inc.
Cavco Industries, Inc.	The Azek Company Inc.
Eagle Materials, Inc.	Vulcan Materials Company
Floor & Decor Holdings, Inc.	Yeti Holdings, Inc.
Helen of Troy LTD

In July 2023, the Company removed Martin Marietta Materials and Vulcan Materials Company from the Peer Group because their revenue and market capitalization are well above the typical size average and added Advanced Drainage Systems, Inc., Fortune Brands Innovation, Inc., Griffon Corporation, Hayward Holdings, Inc. and Louisiana-Pacific Corporation, because all of them are within the revenue and market capitalization criteria and operate in the residential or commercial building products industry. As a result of such changes, the new peer group consists of the following companies:

Advanced Drainage Systems, Inc.	Griffon Corporation
AAON, Inc.	Hayward Holdings, Inc.
A. O. Smith Corporation	Helen of Troy LTD
Allegion PLC	Lennox International Inc.
Armstrong World Industries, Inc.	Louisiana-Pacific Corporation
Cavco Industries, Inc.	RH
Eagle Materials, Inc.	Simpson Manufacturing, Inc.
Floor & Decor Holdings, Inc.	The Azek Company Inc.
Fortune Brands Innovation, Inc.	Yeti Holdings, Inc.

Executive Compensation Benchmarking Study: In October 2023 KF completed an executive compensation benchmarking study. KF assessed the Company’s executive compensation program against the peer group both with respect to competitiveness and mix of the elements of compensation. KF compared the following elements of compensation of the Company against the peer group (based on the most recently-filed proxy statement for each peer company at that time, the majority of which reflect 2022 compensation): (1) base salary; (2) target total cash compensation (base salary plus target annual cash incentive compensation); and (3) target total direct compensation (base salary plus target annual cash incentive compensation plus the value of long-term equity incentive compensation). Based on such comparison, KF determined that the Company’s respective elements of target compensation compared against the peer group (as a weighted average of the named executive officers) were as follows:

Weighted Average % of Median (all NEOs)

Base Salary	85.90%

Target Total Cash Compensation	88.37%

Target Total Direct Compensation	89.18%

In October 2023, the Compensation Committee did approve adjustments to compensation for each named executive officer, as further discussed below, to bring their compensation closer to the peer group median.

TREX COMPANY, INC.	2024 PROXY STATEMENT	31

COMPENSATION DISCUSSION AND ANALYSIS

As a result of the adjustments made by the Compensation Committee, KF determined that the Company’s respective elements of target compensation for 2024 compared against the peer group (as a weighted average of the named executive officers (“NEOs”)) are as follows:

Weighted Average % of Median (all NEOs)

Base Salary	93.77%

Target Total Cash Compensation	94.89%

Target Total Direct Compensation	94.04%

As the named executive officers’ experience in their positions at the Company continue to expand, the Compensation Committee expects their success and contributions to the Company will expand, and the Committee will continue to focus on recognizing and rewarding the long-term contributions of the management team as well as all employees.

With respect to the mix of target compensation for the named executive officers, KF found that the majority of the executive officers’ total compensation is comprised of variable or “at risk” pay with considerable emphasis on both short and long-term incentives. This highlights the Company’s focus on pay-for-performance and is consistent with one of the core principles of the Compensation Committee; namely, that a material portion of the executive officers’ total compensation should be dependent on performance.

 Elements of Executive Compensation

Base Salary

Base salary is annual fixed cash compensation, and is a standard element of compensation, necessary to attract and retain talent, and provides fixed compensation that an employee can rely upon for his or her ordinary living expenses. Base salary is the principal non-variable element of the Company’s total compensation program.

Base salaries reflect each named executive officer’s responsibilities, the impact of each named executive officer’s position, and the contributions each named executive officer delivers to the Company.

Base salaries are determined by competitive levels in the market, based on the Company’s peer group and the results of executive compensation surveys, for executives with comparable responsibilities and job scope. Base salary increases, if any, are based on individual performance, market conditions and company performance. To gauge market conditions, the Compensation Committee evaluates the peer group and market data compiled by its consultant. Base salaries are set following review of this data upon consideration of the named executive officer’s experience, tenure, performance, and potential.

In October 2023, as described above, the Compensation Committee approved increases in the base salaries for the named executive officers for 2024.

The base salaries of the named executive officers are as follows:

Executive Officer	2022 Base Salary	2023 Base Salary	2024 Base Salary

Bryan H. Fairbanks	$722,000	$747,000	$880,000

Adam D. Zambanini (1)	$468,000	$484,000	$550,000

Brenda Lovcik (2)	—	$540,000	$540,000

Amy M. Fernandez (3)	$350,000	$420,000	$450,000

Dennis C. Schemm (4)	$453,600	$469,000	—

William R. Gupp (5)	$434,000	$449,000	—

(1)	Mr. Zambanini was promoted on October 25, 2023 from President Trex Residential Products to Executive Vice President and Chief Operating Officer.

32	TREX COMPANY, INC.	2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

(2)	Ms. Lovcik’s first day of employment was October 23, 2023. The amount stated above for 2023 is her annualized base salary.

(3)	Ms. Fernandez was promoted from Vice President, General Counsel and Secretary to Senior Vice President, Chief Legal Officer and Secretary on October 25, 2023.

(4)	Mr. Schemm’s last day of employment was June 9, 2023. The amount stated above for 2023 is his annualized base salary.

(5)

Mr. Gupp retired from his position as Senior Vice President, Chief Legal Officer and Secretary on May 4, 2023 and has served as Legal Counsel since that date. The amount stated above for 2023 is his annualized base salary for his position as Senior Vice President, Chief Legal Officer and Secretary.

Annual Cash Incentive Compensation

The annual cash incentive plan provides named executive officers with the opportunity to gain financially from the Company’s financial results that they help to generate annually. The annual cash incentive plan provides for a cash payment based on the achievement of annual corporate financial goals.

We believe that it is necessary to provide annual cash incentive compensation, because short-term incentives provide an immediate benefit paid in cash based on the achievement of immediate results, thereby promoting the achievement of short-term goals. A performance-based incentive motivates management to focus on the short-term (one fiscal year) financial goals in specific targeted areas determined at the beginning of each year.

For the named executive officers, the Company provides an annual cash incentive payment based 75% on achievement of a certain pretax income target, and 25% on achievement of a certain operating cash flow target, in each case excluding any items determined by the Compensation Committee to be extraordinary and not considered in the establishment of such targets. Operating cash flow is defined as net cash provided by operating activities. The pretax income and operating cash flow financial performance metrics were chosen because the Compensation Committee determined that they would best measure the Company’s financial performance for the fiscal year and align managements’ financial incentives to those of its stockholders. Management deems pre-tax earnings to be the key factor to increasing shareholder value, which is indicative of its 75% weighting toward the annual cash incentive plan. Management believes that operating cash flow complements pre-tax earnings to ensure the Company’s operating and strategic objectives are being adequately funded as a result of meeting its profit objectives, which is indicative of its 25% weighting towards the annual cash incentive plan. The operating cash flow financial metric also serves as a guideline to meeting management’s target capital structure.

The Compensation Committee uses a sliding scale to determine both the pretax income portion of the annual cash incentive and the operating cash flow portion of the annual cash incentive. The minimum threshold for any payment under both the pretax income element and the operating cash flow element of the annual cash incentive plan for 2023 was 80% of the respective targets, which would result in a payout of 25% of the target payment, performance at target would result in a payout of 100% of the target payment, and the maximum payout was capped at 200% of the target payment if 112.5% or more of the target was achieved. Numbers falling within the ranges above are interpolated on a straight-line basis. These performance ranges were selected based upon the Company’s business judgment while acknowledging the potential variability in results given some of the unique challenges in our business. Each year, the Company determines its performance ranges based upon the best available information and makes an informed decision as to where the threshold, target and maximum performance levels should be set. As explained in more detail below, these performance ranges were established for the 2023 plan year.

Target awards are expressed as a percentage of the named executive officer’s base salary. Cash incentive targets for 2023 were 115% for the CEO, and 70% to 80% for the other named executive officers. The total award to any single named executive officer was capped at 200% of the named executive officer’s targeted percentage of salary.

Determination of Target Levels. The Compensation Committee believes that using pretax income and operating cash flow financial targets as the basis for the executive annual cash incentive plan effectively aligns executive interests with the interests of the Company’s stockholders. An annual cash incentive can be earned if the Company meets its financial goals as measured using pretax income and operating cash flow as adjusted to reflect core operating performance. The annual financial objectives are contained within the Company’s annual financial plan, which is approved by the Board each December prior to the start of the new fiscal year. The Company’s financial-metric based approach established for the annual cash incentive plan applies to the broader management team as well as the named executive officers and other employees to ensure that there is consistency with the essence of the “pay-for-performance” structure of the incentive plan.

TREX COMPANY, INC.	2024 PROXY STATEMENT	33

COMPENSATION DISCUSSION AND ANALYSIS

Calculations of Pretax Income Target and Payout for 2023. For the 2023 fiscal year, the Compensation Committee set target pretax income at $172,162,000. The Compensation Committee considered this target challenging given the set of circumstances including the macro-economic and competitive environments known at the time.

As stated above, the Compensation Committee specifically agreed to exclude from the actual pretax income calculation any items determined by the Committee to be extraordinary and not considered in the establishment of the pretax income target. For 2023, the Compensation Committee approved an exclusion of a $3,800,000 gain associated with a release of the surface flaking reserve, because this gain was not anticipated in the 2023 Financial Plan which was approved by the Board in December 2022. For additional information regarding the release of the surface flaking reserve see “Note 19. Commitments and Contingencies” in the Company’s Notes to Consolidated Financial Statements for the Year Ended December 31, 2023, which is incorporated herein by reference.

The net effect of the adjustment described in the preceding paragraph was to decrease pretax income for 2023 for incentive purposes by $3,800,000 from $276,200,000 to $272,400,000. This equated to 158.22% of target, which resulted in a payment multiple of 200%. This percentage was then multiplied by 75%, which is the percent weight given to the target pretax income portion of the annual cash incentive, to equal 150% for pretax income achievement.

Calculations of Operating Cash Flow Target and Payout for 2023. For the 2023 fiscal year, the Compensation Committee set target operating cash flow at $224,182,000. The Committee felt that this target was reasonable.

As stated above, the Compensation Committee specifically agreed to exclude from the actual operating cash flow calculation any items determined by the Committee to be extraordinary and not considered in the establishment of the operating cash flow target. For 2023, the Committee decreased operating cash flow by $807,000 representing payments lower than planned for surface flaking claims and increased operating cash flow by $969,000 representing payments higher than planned for tax obligations related to the release of the surface flaking reserve discussed above with respect to the pretax income exclusion. The Committee made these adjustments because they were not anticipated in the 2023 Financial Plan which was approved by the Board in December 2022.

The net effect of the adjustments described in the preceding paragraph was to increase operating cash flow for 2023 for incentive purposes by $162,000 from $389,419,000 to $389,581,000. This equated to 173.78% of target, which resulted in a payment multiple of 200%. This percentage was then multiplied by 25%, which is the percent weight given to the target cash flow portion of the annual cash incentive, to equal 50% for cash flow achievement.

Total Cash Incentive Payout Percentage. As a result of the above calculations, the cash incentive for 2023 was paid to the executive officers at a rate of 200%, because the Pretax income achievement and the Operating cash flow achievement were both above the 112.5% performance threshold, as summarized below:

Executive Officer	2023 Base Salary	Target Annual Cash Incentive (as a % of Base Salary)	Target Annual Cash Incentive	Annual Cash Incentive Payout Percentage	2023 Annual Cash Incentive

Bryan H. Fairbanks	$747,000	115%	$859,050	200%	$1,718,100

Adam D. Zambanini	$484,000	80%	$387,200	200%	$774,400

Brenda Lovcik (1)	$103,562	—	—	—	$200,000

Amy M. Fernandez	$420,000	70%	$294,000	200%	$588,000

William R. Gupp (2)	$155,423	70%	$108,796	200%	$217,592

Dennis C. Schemm (3)	$198,838	—	—	—	—

(1)

Ms. Lovcik’s employment began on October 23, 2023, with an annual base salary of $540,000. The amount stated above for 2023 base salary is the base salary earned by Ms. Lovcik in 2023 for the portion of the year she was employed by the Company. Ms. Lovcik received a $200,000 cash incentive for 2023 (in lieu of any pro-rata cash incentive otherwise due).

(2)

Mr. Gupp retired from his position as Senior Vice President, Chief Legal Officer and Secretary on May 4, 2023, and he served as Legal Counsel starting May 5, 2023. The amounts stated above provide compensation during the period he served as an executive officer.

(3)

Mr. Schemm’s last day of employment was June 9, 2023. The amounts stated above for 2023 base salary is the base salary earned by Mr. Schemm in 2023 for the portion of the year he was employed by the Company.

34	TREX COMPANY, INC.	2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Plan Structure and Target Levels for 2024 Annual Cash Incentive Plan. In December 2023, the Compensation Committee established the financial targets for 2024 consistent with the Company’s internal Financial Plan approved by the Board in December 2023, with pretax income being weighted at 75% and operating cash flow being weighted at 25%. The program mechanics for the 2024 annual cash incentive plan will be the same as they were for the 2023 annual cash incentive plan, which is discussed in detail above.

Long-Term Equity Incentive Compensation

We believe that long-term equity incentive compensation provides appropriate motivational tools to achieve certain long-term company goals. The long-term equity incentive compensation plan is designed to align named executive officers’ interests with those of stockholders, motivate the named executive officer team to achieve key financial goals and reward superior performance. The design of the program helps to reduce turnover and to retain the knowledge and skills of the Company’s valued employees. In structuring the amount of long-term equity incentive compensation awards, the Compensation Committee seeks to balance such awards and the interests of the Company’s stockholders under a policy that moderates the dilutive effects of annual equity-based awards against the need to provide attractive and competitive incentive compensation.

The Compensation Committee regularly makes its annual long-term equity incentive grants to named executive officers at its February meeting, with the grant date being the date of the Compensation Committee meeting at which such equity grants are approved. The Company does not time the grant of equity awards in coordination with the release of material non-public information.

Under the long-term equity incentive compensation plan of the Company, grants consist of 35% time-based restricted stock units, 50% performance-based restricted stock units, and 15% stock appreciation rights. For the 2023 grants, the target levels for long-term equity incentive compensation grants for the named executive officers were $3,275,000 for the CEO and $651,000 to $1,235,000 for the other named executive officers. For the 2024 grants, the Compensation Committee set the target levels at $3,854,000 for the CEO and $788,000 to $1,403,000 for the other named executive officers.

The Compensation Committee retains discretion to adjust the target award based upon each named executive officer’s current performance and anticipated future contribution to the Company’s results, as well as upon the amount and terms of equity-based awards previously granted to the named executive officer by the Company. The Compensation Committee did not make any discretionary adjustments to a named executive officer’s target award in 2023 or 2024 and has not done so for any of the named executive officers in any of the years reflected in the Summary Compensation Table.

Elements of Long-Term Equity Incentive Compensation:

Time-Based Restricted Stock Units. Time-based restricted stock units are similar to time-based restricted shares, with the principal difference being that with restricted stock units, the shares are not actually issued until vesting. The restricted stock units have a three-year vesting period, vesting one-third each year. The number of restricted stock units issued is based on the approved target dollar amount of the award, divided by the fair market value of the Company’s common stock on the date of the grant. Upon vesting, each restricted stock unit will equal the right to receive one share of Company stock.

Time-based restricted stock units facilitate retention by providing value if the named executive officer remains with the Company over the vesting period. In addition, time-based restricted stock units provide alignment with stockholders through stock ownership, and the potential for future growth.

Performance-Based Restricted Stock Units. Performance-based restricted stock units are similar to their time-based counterparts, but the number of units that will vest each year, if any, is based on Company financial performance. The performance-based restricted stock units have a three-year vesting period, vesting one-third each year based on performance against target earnings before interest, taxes, depreciation and amortization (“EBITDA”) for 1 year, cumulative 2 years and cumulative 3 years, respectively, in each case excluding any items determined by the Compensation Committee to be extraordinary and not considered in the establishment of such targets.

∎	For the first vesting, the target performance is planned EBITDA for the first year.

TREX COMPANY, INC.	2024 PROXY STATEMENT	35

COMPENSATION DISCUSSION AND ANALYSIS

∎

For the second vesting, the target performance is cumulative planned EBITDA for the first two years, with the target EBITDA for the second year equaling the first year’s target EBITDA plus a pre-determined growth rate.

∎

For the third vesting, the target performance is cumulative planned EBITDA for the three years, with the target EBITDA for the third year equaling the second year’s target EBITDA plus a pre-determined growth rate.

The target number of performance-based restricted stock units issued is based on the approved target dollar amount of such units to be awarded, divided by the fair market value of the Company’s common stock on the date of the grant. With respect to each vesting for awards granted in 2023, the number of units that will vest will be between 0% and 200% of the target number of units. The Compensation Committee uses a sliding scale to determine the percentage of the target units that will vest each year. The minimum threshold for any vesting will be 80% of the EBITDA target, which will result in a payout of 25% of the target vesting, performance at target would result in a payout of 100% of the target vesting, and the maximum payout will be capped at 200% of the target vesting if 112.5% or more of the target is achieved. Numbers falling within the ranges above are interpolated on a straight-line basis.

In addition to facilitating retention, performance-based restricted stock units also more closely align the long-term equity incentive compensation plan with the Company’s pay-for-performance philosophy. The number of units that will vest each year is contingent upon performance against pre-determined EBITDA targets over a 3-year period. If the Company achieves less than 80% of the target for any year, no units will vest. This vesting condition encourages named executive officers to work with a long-term view of the Company’s performance and reinforces their long-term affiliation with the Company.

Stock Appreciation Rights. Stock Appreciation Rights (“SARs”) are grants which, upon exercise, give the holder the right to receive the net appreciation in market value of a specified number of shares of our common stock over the grant price. Upon exercise, the net appreciation over the base price is settled in an equivalent number of common shares valued on the exercise date. SARs are similar to stock options but are less dilutive because only a net number of shares are issued. With respect to SARs, the grant price is the closing market price of the Company’s common stock on the NYSE on the grant date. SARs have a three-year vesting period, vesting one-third each year. The number of SARs issued is based on the approved target dollar amount of SARs to be awarded, divided by the value of one SAR, which is equal to the Black-Scholes value of an equivalent stock option. SARs have a term of ten years (provided that the term is extended for one year if the holder dies during the tenth year of the SAR).

SARs motivate executive efforts to achieve results that produce long-term increases (since executives have up to 10 years to exercise their SARs) in common stock market price. The three-year SAR vesting period encourages named executive officers to work with a long-term view of the Company’s performance and reinforces their long-term affiliation with the Company. Named executive officers receive value in the SAR grants only when the share price increases above the grant price, which strengthens their alignment with stockholder interests.

The award agreements for the time-based restricted stock units, performance-based restricted stock units and SARs and the severance agreements provide that if a participant’s employment with the Company is terminated due to death, permanent and total disability, retirement, by the Company without “cause,” or by the participant with “good reason” (with “cause” and “good reason” being defined in the award agreements), any unvested awards held by a participant at termination will vest (with performance-based restricted stock units vesting at target levels). The award agreements and the change in control agreements further provide that in the event of a change in control of the Company, any unvested awards held by the participant at the time of the change in control will vest (with performance-based restricted stock units vesting at target levels). For a discussion of the severance agreements and change in control agreements, see the Severance and Change in Control Agreements discussion following this Compensation Discussion and Analysis.

36	TREX COMPANY, INC.	2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Actual awards to each named executive officer of long-term equity incentive compensation in February 2023 and February 2024, split 35% in time-based restricted stock units, 50% in performance-based restricted stock units, and 15% in SARs, are set forth as follows:

Executive Officer	Value of 2023 Long-Term Equity Awards	Value of 2024 Long-Term Equity Awards

Bryan H. Fairbanks	$3,275,000	$3,854,000

Adam D. Zambanini	$1,235,000	$1,403,000

Brenda Lovcik (1)	$300,000	$1,107,000

Amy M. Fernandez	$651,000	$788,000

Dennis C. Schemm (2)	$986,000	—

William R. Gupp (3)	$696,000	—

(1)

Ms. Lovcik’s first day of employment was October 23, 2023. On that date, she received an award of time-based restricted stock units valued at $300,000 which vest over a three-year period in three equal installments.

(2)	Mr. Schemm’s last day of employment was June 9, 2023. The 2023 awards provided above were forfeited on that date.

(3)	Mr. Gupp retired from his position as Senior Vice President, Chief Legal Officer and Secretary on May 4, 2023.

Vesting of Previously Granted Performance-Based Restricted Stock Units Based upon 2023 Performance. In February 2024, (a) one-third of performance-based restricted stock units granted in 2021 vested based on actual EBITDA performance in 2021, 2022 and 2023 (cumulative) against the EBITDA target, (b) one-third of performance-based restricted stock units granted in 2022 vested based on actual EBITDA performance in 2022 and 2023 (cumulative) against the EBITDA target, and (c) one-third of performance-based restricted stock units granted in 2023 vested based on actual EBITDA performance in 2023 against the EBITDA target. The following is a summary with respect to the vesting of performance-based restricted stock units granted in each of 2021, 2022 and 2023.

Calculation of EBITDA for 2023

With respect to EBITDA for 2023, as stated above, the Compensation Committee specifically agreed to exclude from the actual EBITDA calculation any items determined by the Committee to be extraordinary and not considered in the establishment of the EBITDA target. For 2023, the Compensation Committee approved an exclusion of $3,800,000 which reflects the gain from a release of the surface flaking reserve, because this gain was not anticipated in the 2023 Financial Plan which was approved by the Board in December 2022. For additional information regarding the release of the surface flaking reserve, see “Note 19. Commitments and Contingencies” in the Company’s Notes to Consolidated Financial Statements for the Year Ended December 31, 2023, which is incorporated herein by reference.

The net effect of the adjustment described above was to decrease EBITDA for 2023 for purposes of the grants of performance-based restricted stock units in 2021, 2022 and 2023 by $3,800,000 from $326,394,000 to $322,594,000.

Performance-Based Restricted Stock Units Granted in 2021

As stated above, with respect to the performance-based restricted stock units granted in 2021, one-third of such units vested in February 2024 based upon actual EBITDA performance in 2021, 2022 and 2023 cumulatively against target. The target was $1,036,610,000 which was based upon target EBITDA of $313,175,000 in 2021 (established in December 2020), with 10% year over year growth for 2022 ($344,493,000) and 2023 ($378,942,000).

As stated above, adjusted EBITDA for 2023 was $322,594,000. As reported in the Company’s 2022 Proxy Statement, EBITDA for 2021 adjusted for extraordinary items was $365,567,000. As reported in the Company’s 2023 Proxy Statement, EBITDA for 2022 adjusted for extraordinary items was $307,251,000.

Adding these numbers together, this resulted in a cumulative adjusted EBITDA for 2021, 2022 and 2023 of $995,412,000, which equated to 96.03% of target EBITDA of $1,036,610, which resulted in a payment multiple of 85.10%.

TREX COMPANY, INC.	2024 PROXY STATEMENT	37

COMPENSATION DISCUSSION AND ANALYSIS

Performance-Based Restricted Stock Units Granted in 2022

As stated above, with respect to the performance-based restricted stock units granted in 2022, one-third of such units vested in March 2024 based upon actual EBITDA performance in 2022 and 2023 cumulatively against target. The target was $921,900,000, which was based upon target EBITDA of $439,000,000 in 2022 (established in December 2021), with 10% year over year growth for 2023 ($482,900,000).

As stated above, adjusted EBITDA for 2023 was $322,594,000. As reported in the Company’s 2023 Proxy Statement, EBITDA for 2022 adjusted for extraordinary items was $307,251,000.

Adding these numbers together, this resulted in a cumulative adjusted EBITDA for 2022 and 2023 of $629,845,000, which equated to 68.32% of target EBITDA of $921,900,000 which resulted in a payment multiple of 0%.

Performance-Based Restricted Stock Units Granted in 2023

As stated above, with respect to the performance-based restricted stock units granted in 2023, one-third of such units vested in March 2024 based upon actual EBITDA performance in 2023 against target. The target was $226,370,000 (established in December 2022).

As stated above, adjusted EBITDA for 2023 was $322,594,000, which equated to 142.51% of target EBITDA of $226,370,000, which resulted in a payment multiple of 200%.

The following table presents the number of performance-based restricted stock units granted in 2021, 2022 and 2023 that vested in February/March 2024 for each named executive officer:

Executive Officer	2021			2022			2023
	Target # of Shares	Payout %	Shares Vesting	Target # of Shares	Payout %	Shares Vesting	Target # of Shares	Payout %	Shares Vesting

Bryan H. Fairbanks	2,440	85.1%	2,076	5,081	0	0	9,610	200%	19,220

Adam D. Zambanini	1,050	85.1%	894	1,681	0	0	3,624	200%	7,248

Brenda Lovcik (1)	—	—	—	—	—	—	—	—	—

Amy M. Fernandez	—	—	—	711	0	0	1,910	200%	3,820

Dennis C. Schemm (2)	936	—	—	1,453	—	—	2,894	—	—

William R. Gupp	901	85.1%	767	1,279	0	0	2,042	200%	4,084

(1)	Ms. Lovcik’s first day of employment was October 23, 2023. She did not receive any performance-based restricted stock units in 2023.

(2)	Mr. Schemm’s last day of employment was June 9, 2023. His unvested performance-based restricted stock units were forfeited on that date.

38	TREX COMPANY, INC.	2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

 Pay Versus Performance Disclosure
Under Item 402(v) of the SEC’s Regulation
S-K,
which was adopted in 2022, the Company is required to disclose annually information concerning “pay versus performance.” The purpose of this disclosure is to show the relationship between executive compensation actually paid to the principal executive officer (“PEO”) and other named executive officers and the financial performance of the Company. Item 402(v) also requires disclosure of the cumulative total shareholder return (“TSR”) of the Company’s peer group, the Company’s net income, and an additional financial performance measure chosen by the Company.
Disclosure under Item 402(v) is required for the Company’s last five completed fiscal years. Notwithstanding, there is a transitional rule which provides that for the first filing after approval of the new requirement in 2023 the Company only needed to disclose information for the last three completed fiscal years and to add one additional year of disclosure during the following two years.

Year	Summary Comp. Table Total for First PEO ($) (1)	Summary Comp. Table Total for Second PEO ($) (1)	Comp. Actually Paid to First PEO ($) (2)	Comp. Actually Paid to Second PEO ($) (3)	Average Summary Comp. Table Total for non- PEO NEOs ($) (4)	Average Comp. Actually Paid to non- PEO NEOs ($) (4)	Value of Initial Fixed $100 Investment Based On:		Net Income ($,000)	Pretax Net Income ($,000) (6)
							Total Shareholder Return ($)	Peer group Total Shareholder Return ($) (5)
2023	5,773,779		10,660,712		1,635,584	2,692,413	184.22	194.48	205,384	276,200
2022	3,255,722		-1,889,888		1,348,892	-2,279,976	94.19	129.71	184,626	236,056
2021	4,079,676		7,700,955		1,624,059	4,676,692	300.47	156.66	208,737	329,637
2020	1,918,792	1,716,354	4,301,083	2,195,157	1,284,572	3,068,390	186.29	126.06	175,631	241,114
2019							100.00	100.00

(1)
During 2020, Mr. Cline, the Company’s current Chairman of the Board, served as President and Chief Executive Officer between January 1, 2020 and April 28, 2020, his retirement date. Mr. Fairbanks has served as President and Chief Executive Officer since April 29, 2020. In the table above, Mr. Fairbanks is the “First PEO” and Mr. Cline is the “Second PEO.”

(2)
The dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. Fairbanks, computed in accordance with item 402(v) of Regulation
S-K.
In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Mr. Fairbanks’ total compensation, as reported in the Summary Compensation Table for each year, to determine “compensation actually paid.” For Mr. Fairbanks: for 2020, the amount of $518,765 was deducted for stock awards and the amount of $91,547 was deducted for SAR awards reflecting amounts in the Summary Compensation Table, and the amount of $1,091,191 was added for stock awards granted in 2020, the amount of $1,334,538 was added for stock awards granted in prior fiscal years that were unvested at the end of 2020, the amount of $81,010 was added for stock awards granted in prior fiscal years that vested in 2020, the amount of $265,274 was added for SAR awards granted in 2020, the amount of $191,233 was added for SAR awards granted in prior fiscal years that were unvested at the end of 2020, and the amount of $29,357 was added for SAR awards granted in prior fiscal years that vested in 2020; for 2021, the amount of $1,301,563 was deducted for stock awards and the amount of $229,688 was deducted for SAR awards reflecting amounts in the Summary Compensation Table, and the amount of $2,669,543 was added for stock awards granted in 2021, the amount of $1,087,441 was added for stock awards granted in prior fiscal years that were unvested at the end of 2021, the amount of $773,036 was added for stock awards granted in prior fiscal years that vested in 2021, the amount of $289,078 was added for SAR awards granted in 2021, the amount of $229,702 was added for SAR awards granted in prior fiscal years that were unvested at the end of 2021, and the amount of $103,729 was added for SAR awards granted in prior fiscal years that vested in 2021; for 2022, the amount of $2,125,000 was deducted for stock awards and the amount of $375,000 was deducted for SAR awards reflecting amounts in the Summary Compensation Table, and the amount of $451,619 was added for stock awards granted in 2022, the amount of $1,826,069 was deducted for stock awards granted in prior fiscal years that were unvested at the end of 2022, the amount of $906,975 was deducted for stock awards granted in prior fiscal years that vested in 2022, the amount of $141,372 was added for SAR awards granted in 2022, the amount of $290,428 was deducted for SAR awards granted in prior fiscal years that were unvested at the end of 2022, and the amount of $215,156 was deducted for SAR awards granted in prior fiscal years that vested in 2022; and for 2023, the amount $2,783,750 was deducted for stock awards and the amount $491,250 was deducted for SAR awards reflecting amounts in the Summary Compensation Table, and the amount of $6,444,456 was added for stock awards granted in 2023, the amount $389,839 was added for stock awards granted in prior fiscal years that were unvested at the end of 2023, the amount of $159,732 was added for stock awards granted in prior fiscal years that vested in 2023, the amount of $884,560 was added for SAR awards granted in 2023, the amount of $241,258 was added for SAR awards granted in prior fiscal years that were unvested at the end of 2023, and the amount of $42,088 was added for SAR awards granted in prior fiscal years that vested in 2023. For purposes of clarification, the “compensation actually paid” for 2022 for Mr. Fairbanks is a negative number due to the aggregate decrease in fair value of his stock awards and SAR awards in 2022.

TREX COMPANY, INC.	2024 PROXY STATEMENT	39

COMPENSATION DISCUSSION AND ANALYSIS

Furthermore, Mr. Fairbanks’ “compensation actually paid” for 2023 is due in part to the increase in value of our common stock from December 31, 2022 to December 31, 2023 and actual realization of this amount of compensation is, of course, dependent on actual future financial performance and the Company’s common stock value.

(3)
The dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. Cline, computed in accordance with item 402(v) of Regulation
S-K.
In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Mr. Cline’s total compensation, as reported in the Summary Compensation Table for each year, to determine “compensation actually paid.” For Mr. Cline, for 2020: the amount of $1,275,000 was deducted for stock awards and the amount of $225,000 was deducted for SAR awards reflecting amounts in the Summary Compensation Table, and the amount of $350,593 was added for stock awards granted in prior fiscal years that vested in 2020, the amount of $1,212,310 was added for stock awards that were granted and that vested in 2022, the amount of $133,293 was added for SAR awards granted in prior fiscal years that vested in 2020, and the amount of $282,607 was added for SAR awards that were granted and that vested in 2022.

(4)
For 2020, 2021, and 2022, the named executive officers other than the PEO were Mr. Zambanini, Mr. Schemm and Mr. Gupp and for 2023, the named executive officers other than the PEO were Mr. Zambanini, Mr. Schemm from January 1, 2023 until June 9, 2023, Mr. Gupp from January 1, 2023 until May 5, 2023, Ms. Fernandez since October 25, 2023 and Ms. Lovcik since October 23, 2023. The dollar amounts reported in this column represent the amount of “compensation actually paid” to the above-referenced named executive officers other than the PEO, computed in accordance with item 402(v) of Regulation
S-K.
In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to these named executive officers’ total compensation, as reported in the Summary Compensation Table for each year, to determine “compensation actually paid.”

For Mr. Zambanini: for 2020, the amount of $518,765 was deducted for stock awards and the amount of $91,547 was deducted for SAR awards reflecting amounts in the Summary Compensation Table, and the amount of $1,091,191 was added for stock awards granted in 2020, the amount of $1,223,945 was added for stock awards granted in prior fiscal years that were unvested at the end of 2020, the amount of $73,813 was added for stock awards granted in prior fiscal years that vested in 2020, the amount of $265,274 was added for SAR awards granted in 2020, the amount of $184,533 was added for SAR awards granted in prior fiscal years that were unvested at the end of 2020, and the amount of $26,764 was added for SAR awards granted in prior fiscal years that vested in 2020; for 2021, the amount of $559,938 was deducted for stock awards and the amount of $98,813 was deducted for SAR awards reflecting amounts in the Summary Compensation Table, and the amount of $1,148,430 was added for stock awards granted in 2021, the amount of $1,941,035 was added for stock awards granted in prior fiscal years that were unvested at the end of 2021, the amount of $260,798 was added for stock awards granted in prior fiscal years that vested in 2021, the amount of $124,347 was added for SAR awards granted in 2021, the amount of $229,702 was added for SAR awards granted in prior fiscal years that were unvested at the end of 2021, and the amount of $99,700 was added for SAR awards granted in prior fiscal years that vested in 2021; and for 2022, the amount of $702,950 was deducted for stock awards and the amount of $124,050 was deducted for SAR awards reflecting amounts in the Summary Compensation Table, and the amount of $149,383 was added for stock awards granted in 2022, the amount of $1,133,967 was deducted for stock awards granted in prior fiscal years that were unvested at the end of 2022, the amount of $2,289,237 was deducted for stock awards granted in prior fiscal years that vested in 2022, the amount of $46,762 was added for SAR awards granted in 2022, the amount of $197,757 was deducted for SAR awards granted in prior fiscal years that were unvested at the end of 2022, and the amount of $187,546 was deducted for SAR awards granted in prior fiscal years that vested in 2022; and for 2023, the amount of $1,049,750 was deducted for stock awards and the amount of $185,250 was deducted for SAR awards reflecting amounts in the Summary Compensation Table, and the amount of $2,430,300 was added for stock awards granted in 2023, the amount of $168,831 was added for stock awards granted in prior fiscal years that were unvested at the end of 2023, the amount of $105,047 was added for stock awards granted in prior fiscal years that vested in 2023, the amount of $333,564 was added for SAR awards granted in 2023, the amount of $83,408 was added for SAR awards granted in prior fiscal years that were unvested at the end of 2023, and the amount of $24,746 was added for SAR awards granted in prior fiscal years that vested in 2023.
For Mr. Schemm, for 2020, the amount of $340,000 was deducted for stock awards and the amount of $60,000 was deducted for SAR awards reflecting amounts in the Summary Compensation Table, and the amount of $847,793 was added for stock awards granted in 2020, and the amount of $191,208 was added for SAR awards granted in 2020; for 2021, the amount of $499,163 was deducted for stock awards and the amount of $88,088 was deducted for SAR awards reflecting amounts in the Summary Compensation Table, and the amount of $1,023,797 was added for stock awards granted in 2021, the amount of $554,371 was added for stock awards granted in prior fiscal years that were unvested at the end of 2021, the amount of $1,578,168 was added for stock awards granted in prior fiscal years that vested in 2021, the amount of $110,843 was added for SAR awards granted in 2021, the amount of $102,225 was added for SAR awards granted in prior fiscal years that were unvested at the end of 2021, and the amount of $20,595 was added for SAR awards granted in prior fiscal years that vested in 2021; and for 2022, the amount of $607,750 was deducted for stock awards and the amount of $107,250 was deducted for SAR awards reflecting amounts in the Summary Compensation Table, and the amount of $129,149 was added for stock awards granted in 2022, the amount of $952,118 was deducted for stock awards granted in prior fiscal years that were unvested at the end of 2022, the amount of $348,099 was deducted for stock awards granted in prior fiscal years that vested in 2022, the amount of $40,436 was added for SAR awards granted in 2022, the amount of $62,294 was deducted for SAR awards granted in prior fiscal years that were unvested at the end of 2022, and the amount of $73,207 was deducted for SAR awards granted in prior fiscal years that vested in 2022, and for 2023, the amount of $838,100 was deducted for stock awards and the amount of $147,900 was deducted for SAR awards reflecting amounts in the Summary Compensation Table, and the amount of $1,940,349 was added for stock awards granted in 2023, the amount of $147,958 was added for stock awards granted in prior fiscal years that were unvested at the end of 2023, the amount of $85,853 was added for stock awards granted in prior fiscal years that vested in 2023, the amount of $266,293 was added for SAR awards granted in 2023, the amount of $72,540 was added for SAR awards granted in prior fiscal years that were unvested at the end of 2023, and the amount of $19,361 was added for SAR awards granted in prior fiscal years that vested in 2023.

40	TREX COMPANY, INC.	2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

For Mr. Gupp, for 2020, the amount of $459,230 was deducted for stock awards and the amount of $81,041 was deducted for SAR awards reflecting amounts in the Summary Compensation Table, and the amount of $965,863 was added for stock awards granted in 2020, the amount of $1,472,040 was added for stock awards granted in prior fiscal years that were unvested at the end of 2020, the amount of $96,231 was added for stock awards granted in prior fiscal years that vested in 2020, the amount of $234,801 was added for SAR awards granted in 2020, the amount of $193,861 was added for SAR awards granted in prior fiscal years that were unvested at the end of 2020, and the amount of $34,720 was added for SAR awards granted in prior fiscal years that vested in 2020; for 2021, the amount of $480,675 was deducted for stock awards and the amount of $84,825 was deducted for SAR awards reflecting amounts in the Summary Compensation Table, and the amount of $985,854 was added for stock awards granted in 2021, the amount of $2,089,191 was added for stock awards granted in prior fiscal years that were unvested at the end of 2021, the amount of $283,081 was added for stock awards granted in prior fiscal years that vested in 2021, the amount of $106,733 was added for SAR awards granted in 2021, the amount of $204,443 was added for SAR awards granted in prior fiscal years that were unvested at the end of 2021, and the amount of $106,090 was added for SAR awards granted in prior fiscal years that vested in 2021; and for 2022, the amount of $534,905 was deducted for stock awards and the amount of $94,395 was deducted for SAR awards reflecting amounts in the Summary Compensation Table, and the amount of $113,698 was added for stock awards granted in 2022, the amount of $3,013,721 was deducted for stock awards granted in prior fiscal years that were unvested at the end of 2022, the amount of $632,643 was deducted for stock awards granted in prior fiscal years that vested in 2022, the amount of $35,592 was added for SAR awards granted in 2022, the amount of $173,063 was deducted for SAR awards granted in prior fiscal years that were unvested at the end of 2022, and the amount of $166,671 was deducted for SAR awards granted in prior fiscal years that vested in 2022; and for 2023 the amount of $591,600 was deducted for stock awards and the amount of $104,400 was deducted for SAR awards reflecting amounts in the Summary Compensation Table, and the amount of $1,369,595 was added for stock awards granted in 2023, the amount of $135,651 was added for stock awards granted in prior fiscal years that were unvested at the end of 2023, the amount of $91,545 was added for stock awards granted in prior fiscal years that vested in 2023, the amount of $188,006 was added for SAR awards granted in 2023, the amount of $64,994 was added for SAR awards granted in prior fiscal years that were unvested at the end of 2023, and the amount of $21,038 was added for SAR awards granted in prior fiscal years that vested in 2023.
For Ms. Lovcik, for 2023, the amount of $300,000 was deducted for stock awards reflecting the amount in the Summary Compensation Table, and the amount of $446,569 was added for stock awards granted in 2023.
For Ms. Fernandez, for 2023 the amount of $553,350 was deducted for stock awards and the amount of $97,650 was deducted for SAR awards reflecting amounts in the Summary Compensation Table, and the amount of $1,281,010 was added for stock awards granted in 2023, the amount of $82,296 was added for stock awards granted in prior fiscal years that were unvested at the end of 2023, the amount of $4,019 was added for stock awards granted in prior fiscal years that vested in 2023, the amount of $175,815 was added for SAR awards granted in 2023, the amount of $28,669 was added for SAR awards granted in prior fiscal years that were unvested at the end of 2023, and the amount of $2,575 was added for SAR awards granted in prior fiscal years that vested in 2023.
For purposes of clarification, the “compensation actually paid” for 2022 for the named executive officers other than the PEO is a negative number due to the decrease in fair value of their stock awards and SAR awards in 2022. Furthermore, “compensation actually paid” for 2023 is due in part to the increase in value of stock from December 31, 2022 to December 31, 2023 and actual realization of this amount of compensation is, of course, dependent on actual future financial performance and the Company’s common stock value.

(5)	The Company is using as its Peer Group the S&P 600 Building Products Index, which is an index used by the Company for purposes of disclosure in its Form 10-K under Item 201(e) of Regulation S-K.

(6)
The Company has chosen pretax income as its “Company-Selected Measure”, in that the Company’s annual cash incentive payment is weighted 75% on the achievement of a certain pretax income target, adjusted each year by the Compensation Committee to exclude any items determined by the Committee to be extraordinary and not considered in the establishment of the pretax income target. The amounts set forth above are after such adjustments.

Item 402(v) of the SEC’s Regulation
S-K
requires that the Company disclose at least three, and up to seven, financial performance measures which in the Company’s assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the named executive officers to Company performance. The most important financial measures used by the Company for the fiscal years in the table above were as follows:

TREX COMPANY, INC.	2024 PROXY STATEMENT	41

COMPENSATION DISCUSSION AND ANALYSIS

Most Important Financial Performance Measures for Determining NEO Compensation

1.
Pretax Income
– Pretax income is defined as income before income taxes. As discussed under the heading “
Annual Cash Incentive Compensation
” above, the Company’s annual cash incentive payment is weighted 75% on the achievement of a certain pretax income target.

2.
Operating Cash Flow
– Operating Cash Flow is defined as net cash provided by operating activities. As discussed under the heading “
Annual Cash Incentive Compensation
” above, the Company’s annual cash incentive payment is weighted 25% on the achievement of a certain operating cash flow target.

3.
EBITDA
– EBITDA is defined as earnings before interest, tax, depreciation, and amortization. As discussed under the heading “
Long-Term Equity Incentive Compensation
” above, the actual number of performance-based restricted stock units that vest each year is based on performance against target EBITDA for 1 year, cumulative 2 years and cumulative 3 years, respectively.

In determining each of the above metrics for purposes of calculating the annual cash incentive payment and the payout percentages for performance-based restricted stock units, the Compensation Committee will exclude any items determined by the Committee to be extraordinary and not considered in the establishment of the target. Other than pretax income, operating cash flow and EBITDA, there are no other financial performance metrics utilized by the Company in Annual Cash Incentive Compensation or Long-Term Equity Incentive Compensation.
The first table below illustrates the relationship between (a) the executive compensation actually paid to the PEOs and the average executive compensation paid to the other named executive officers to (b) the TSR of the Company and its Peer Group. The second table below illustrates the relationship between (a) the executive compensation actually paid to the PEOs and the average executive compensation paid to the other named executive officers to (b) the net income and the pretax net income of the Company.

42	TREX COMPANY, INC.	2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Relationship Between “Compensation Actually Paid” and Specified Financial Performance Measures
Relationship Between “Compensation Actually Paid” and Total Shareholder Return
As shown in the following graph, the “Compensation Actually Paid” to our PEO and our other NEOs fluctuates with our TSR. Fluctuations in “compensation actually paid” amounts are affected by changes in our share price, including as a result of changes in fair value of unvested SARs, RSUs and PSUs, the value of each of which is directly connected to our share price. “Compensation actually paid” for our PEO and other NEOs rises and falls with TSR because a majority of the compensation for our PEO and our other NEOs, respectively, is equity-based compensation, the value of which is dependent on stock price performance, in line with our pay-for-performance
philosophy described above.

TREX COMPANY, INC.	2024 PROXY STATEMENT	43

COMPENSATION DISCUSSION AND ANALYSIS

Relationship Between “Compensation Actually Paid” and Net Income and Pretax Net Income
As shown in the following graph, the “Compensation Actually Paid” to our PEO and our other NEOs fluctuates with our Net Income and Pretax Net Income. As discussed under the heading “
Annual Cash Incentive Compensation
” above, the Company’s annual cash incentive payment is weighted 75% on the achievement of a certain pretax income target. Management deems pre-tax
earnings to be the key factor to increasing shareholder value, which is indicative of its 75% weighting toward the annual cash incentive plan. Fluctuations in “compensation actually paid” amounts are affected by the annual cash incentive year-over-year, and the annual cash incentive paid to the PEO and the other NEOs in 2022 was $0 while the annual cash incentive paid to the PEO and the other NEOs in 2023 was 200% of target, due to our varying levels of achievement against pre-established
performance goals under our annual incentive plan and our long-term equity incentive compensation program, in line with our pay-for-performance
philosophy described above.

44	TREX COMPANY, INC.	2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

 Pay Ratio Disclosure

Under Item 402(u) of the SEC’s Regulation S-K, the Company is required to disclose annually the ratio of the annual total compensation of the median employee (“Median Employee”) to the total annual compensation of the principle executive officer (“PEO”). The purpose of this disclosure is to provide a measure of the equitability of pay within an organization.

The Company’s PEO on December 31, 2023 is Mr. Fairbanks. To determine Mr. Fairbank’s total annual compensation for purposes of pay ratio disclosure, we have used the same methodology used in the Summary Compensation Table.

We identified the Median Employee by examining the 2023 total compensation, as reported on applicable tax statements, for all employees, domestic and foreign, excluding our PEO, who were employed by us on December 31, 2023. We included all full-time, part-time, seasonal or temporary employees. We did not include temporary workers employed by a third party (i.e., “leased workers”). For any full-time or part-time employees hired during 2023 or for any employee on an unpaid leave of absence during the year, we annualized their compensation. We did not do this for seasonal or temporary employees. Once we determined the identity of the Median Employee, we calculated such employee’s 2023 compensation using the same methodology as that used in the Summary Compensation Table for Mr. Fairbanks.

The Company believes its compensation philosophy and process yield an equitable result. The ratio of the total annual compensation of our PEO to the Median Employee is as follows:

Median Employee Total Annual Compensation	$69,761
Mr. Fairbanks (“PEO”) Total Annual Compensation	$5,773,779
Ratio of PEO to Median Employee Total Annual Compensation	82.77:1.0

 Retention Agreements

On May 2, 2018, the Company entered into Retention Agreements (the “Retention Agreements”) with three (3) of the named executive officers (collectively, the “Recipients,” or individually a “Recipient”) pursuant to which the Company awarded restricted stock units (“RSUs”) and made cash payment awards to the Recipients, with the RSUs vesting and the cash payments being made only if certain retention conditions are met. The Recipients were: Bryan H. Fairbanks, the Company’s Executive Vice President and Chief Financial Officer at the time, and the current President and Chief Executive Officer; Adam D. Zambanini, the Company’s President of Trex Residential Products at the time and the current Executive Vice President and Chief Operating Officer; and William R. Gupp, the Company’s Senior Vice President, Chief Legal Officer and Secretary at the time, who retired that position on May 4, 2023.

The Retention Agreements for the Recipients were identical in form and provided that in the event the Recipient was actively employed by the Company on a specific date, the RSUs would vest and the cash payment would be made to such Recipient.

The Retention Dates for Mr. Fairbanks, Mr. Zambanini and Mr. Gupp were as follows:

Recipient	Retention Date

Bryan H. Fairbanks	November 2, 2021

Adam D. Zambanini	November 2, 2022

William R. Gupp	May 2, 2023

The aggregate value of the RSUs and the cash payment for each of the Recipients was two (2) times their then current base salary and target cash incentive, with 50% of such amount being reflected in RSUs and 50% of such

TREX COMPANY, INC.	2024 PROXY STATEMENT	45

COMPENSATION DISCUSSION AND ANALYSIS

amount being reflected in a cash payment. The value and number (based upon the closing market price of the stock on May 2, 2018) of RSUs that would vest, and the cash payment that would be paid, if the retention conditions are met, were as follows:

Executive Officer	Grant Date Value of RSUs/Number of RSUs (1)	Cash Payment
Bryan H. Fairbanks	$494,720 / 18,840	$494,720
Adam D. Zambanini	$436,800 / 16,636	$436,800
William R. Gupp	$574,090 / 20,784	$574,090

(1)

The Company completed two-for-one stock splits payable in the form of a stock dividend on June 18, 2018 to stockholders of record on May 23, 2018, and September 14, 2020 to stockholders of record on August 19, 2020. The share numbers above are reflected on a post-split basis.

The RSUs were granted pursuant to the Trex Company, Inc. 2014 Stock Incentive Plan.

The Retention Agreements provided that the RSUs would vest, and the cash payment would be made, in the event of the death or disability of the Recipient, if the Company terminated the Recipient’s employment without “cause”, or if the Recipient resigned for “good reason,” prior to the Recipient achieving the applicable Retention Date. For this purpose, “cause” meant (i) Recipient’s willful or grossly negligent misconduct, or subversive, disruptive or insubordinate behavior, that is materially injurious to the Company; (ii) Recipient’s embezzlement or misappropriation of funds or property of the Company; (iii) Recipient’s conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony; (iv) Recipient’s conviction of any crime involving fraud, dishonesty, moral turpitude or breach of trust or the entrance of a plea of guilty or nolo contendere to such a crime; or (v) Recipient’s willful failure or refusal by Recipient to devote his full business time (other than on account of disability or approved leave) and attention to the performance of his duties and responsibilities if such breach has not been cured within 15 days after written notice thereof is given to the Recipient by the Board, and “good reason” meant (i) a material and adverse change in Recipient’s status or position(s) as an officer or management employee of the Company, including, without limitation, any adverse change in his status or position as an employee of the Company as a result of a material diminution in his duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned) or the assignment to him of any duties or responsibilities which are materially inconsistent with such status or position(s) (other than any isolated and inadvertent failure by the Company that is cured promptly upon his giving notice), or any removal of Recipient from or any failure to reappoint or reelect him to such position(s) (except in connection with Recipient’s termination other than for good reason); (ii) a 10% or greater reduction in Recipient’s aggregate base salary and targeted bonus, other than any such reduction proportionately consistent with a general reduction of pay across the executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company; (iii) the failure by the Company or any successor to continue in effect any material employee benefit plan (excluding any equity compensation plan) in which the Recipient is participating (or plans providing the Recipient with similar benefits that are not materially reduced in the aggregate) other than as a result of the normal expiration of any such plan in accordance with its terms; or the taking of any action, or the failure to act, by the Company or any successor which would adversely affect the Recipient’s continued participation in any of such plans on at least as favorable a basis to him or which would materially reduce his benefits under any of such plans, or (iv) Company’s requiring Recipient to be based at an office that is both more than 50 miles from where his office is located and further from his then current residence.

The Company entered into Retention Agreements with the Recipients in order to ensure an orderly transition when Mr. Cline, the Company’s then current President and Chief Executive Officer, who was 66 years of age on the date the Retention Agreements were executed, eventually retired, and a new Chief Executive Officer was appointed. The Board of Directors implemented this retention plan reflecting their confidence in the senior management team’s ability to continue to provide outstanding results and encourage them to continue to focus on the current and future growth of the Company through the transition period.

On November 2, 2021, Mr. Fairbanks was paid a cash payment of $494,720 and 18,840 RSUs vested in accordance with the terms of his Retention Agreement. On November 2, 2022, Mr. Zambanini was paid a cash payment of $436,800 and 16,636 RSUs vested in accordance with the terms of his Retention Agreement. On

46	TREX COMPANY, INC.	2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

May 2, 2023, Mr. Gupp was paid a cash payment of $574,090 and 20,784 RSUs vested in accordance with the terms of his Retention Agreement.

 Perquisites

The Company provides a limited number of perquisites to its named executive officers. The perquisites offered to each named executive officer in 2023 include 401K contributions, a monthly company car allowance, life insurance premiums, the cost of an executive physical exam, with respect to Ms. Lovcik, a relocation allowance, and with respect to Mr. Gupp, his retention payment described above.

The Compensation Committee believes that the benefits the Company and the named executive officers derive from perquisites more than offset their costs to the Company. The personal benefits are considered to constitute a part of the Company’s overall program and are presented in this light as part of the total compensation package approved by the Compensation Committee at the time of an executive officer’s hiring or promotion, as part of the Compensation Committee’s review of each named executive officer’s annual total compensation, and in compensation discussions with named executive officers.

The Compensation Committee oversees the design, implementation and administration of all the Company benefit programs, including perquisites. The Compensation Committee, with the assistance of its consultant, periodically reviews the cost and prevalence of these programs to determine whether they are in line with competitive practices and are warranted based upon business needs and the contributions of the named executive officers.

Additional information about these perquisites can be found in the “All Other Compensation Table” below.

 Additional Information on our Program

Stock Ownership Guidelines

To align our officers’ and directors’ interests with those of our stockholders, the Board in December 2013 instituted Stock Ownership Guidelines (the “Guidelines”).

Under the Guidelines, each executive officer is required to own and hold, as a minimum, that number of shares of the Company’s common stock having a market value of at least a stated multiple of the executive officer’s base salary. The stated multiple for the Chief Executive Officer is 3, for a Senior Vice President or Executive Vice President is 1.5, and for a Vice President is 1. For purposes of the Guidelines, common stock includes shares of common stock no matter how acquired (i.e., vesting of restricted shares or restricted stock units, or shares purchased on the open market), unvested time-based restricted shares or restricted stock units, and unvested performance-based restricted shares or restricted stock units at target levels.

Executive officers have 5 years from becoming an executive officer, whichever occurs later, to comply with the ownership requirements. Other than Ms. Lovcik who became an officer on October 23, 2023, each named executive officer meets the current minimum requirements.

Anti-Hedging and Anti-Pledging Policy

The Board adopted in October 2013 a policy that prohibits our executive officers from purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of Company equity (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds), or pledging, hypothecating, or otherwise encumbering Company equity as collateral for indebtedness.

Clawback Policy

The Board amended and restated in October 2023 its Recovery of Compensation for Accounting Restatements Policy (the “clawback” policy) with respect to incentive-based compensation. The clawback policy provides that in the event of a restatement of the Company’s financial results, the Compensation Committee is entitled to recover from executive officers any incentive-based compensation that would not otherwise have been awarded to such

TREX COMPANY, INC.	2024 PROXY STATEMENT	47

COMPENSATION DISCUSSION AND ANALYSIS

persons under the as-restated financial statements during the three years preceding the date of the restatement. A copy of our Recovery of Compensation for Accounting Restatements Policy was filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Insider Trading Policy

The Board amended and restated in February 2006 its Insider Trading Policy, which is applicable to all directors, officers and employees of the Company. This policy expressly prohibits such persons from trading, either directly or indirectly, in our securities after becoming aware of material nonpublic information related to the Company. The policy also establishes guidelines for blackout periods. Our insider trading policy provides guidance as to what constitutes material information and when information becomes public. Before any of our directors, executive officers or other covered persons identified by our insider trading policy engages in certain transactions involving Company securities, such person must obtain pre-clearance and approval of the transaction from our Chief Legal Officer. Furthermore, such individuals, including the NEOs, are only permitted to trade in the Company’s securities during prescribed trading windows. The policy discusses the consequences of an insider trading violation, additional trading restrictions, and certain reporting requirements applicable to directors, officers, and designated key employees. A copy of our Insider Trading Policy was filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Does the Company have Severance or Change in Control Agreements with its named executive officers?

The named executive officers have severance agreements, which provide for certain benefits upon an involuntary termination. These agreements promote retention of high-performing individuals and also assist in recruiting and retaining key employees by providing competitive arrangements. In addition, the Company has entered into change in control agreements with the named executive officers to provide certain cash payments to the officers upon a termination following a change in control, which is in the form of a “double trigger.” In addition, such agreements provide for an acceleration of equity grants upon a change in control. Change in control agreements are designed to protect executives in the event of a change in control and provide security for executives against sudden or arbitrary termination in connection with a change in control. The provisions of each agreement were determined by analysis of peer group and market trends and practices and are set at competitive levels with industry practice.

For a discussion of these arrangements, including the estimated quantification of these amounts, see the Severance and Change in Control Agreements discussion following this Compensation Discussion and Analysis.

How do our decisions regarding each element affect decisions regarding the other elements?

The Compensation Committee considers total cash and equity compensation when setting the compensation of executive officers. In doing so, the Compensation Committee considers the retention value of the long-term equity currently held by the executive. Based on this review, the Compensation Committee may decide to adjust one or more elements of an executive’s total compensation. The Compensation Committee aims to provide competitive total direct compensation and assesses an executive’s total compensation package when looking at the executive’s competitive standing relative to the market. Additionally, the Compensation Committee seeks to provide a competitive compensation mix, with discretion depending on factors deemed relevant to the Compensation Committee, such as individual performance, internal equity, and historical pay practices. Certain compensation decisions may specifically affect other elements of compensation. For example, because potential annual cash incentive and long-term equity incentive payouts are based on the executive’s base salary, increases in base salary also increase the amount of such payouts.

What are the tax and accounting considerations that factor into decisions regarding executive compensation?

We consider tax and accounting implications in determining our compensation programs.

Policy on Deductibility of Named Executive Officer Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes the tax deductibility of a named executive officer’s compensation that exceeds

48	TREX COMPANY, INC.	2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

$1,000,000 per year. The Tax Cuts and Jobs Act, which became effective as of January 1, 2018, modified Section 162(m) provisions, including the elimination of the “performance-based exception” that previously allowed certain performance-based compensation meeting specific requirements to qualify for full tax deductibility by the Company. As a result of the tax law changes, compensation paid to designated “covered executives”, including current and former named executive officers, in excess of $1,000,000 per individual will generally not be deductible, whether or not it is performance-based. Although the Compensation Committee has historically attempted to structure executive compensation to preserve deductibility, it also reserves the right to provide compensation that may not be fully deductible in order to maintain flexibility in compensating named executive officers in a manner consistent with our compensation philosophy, as deemed appropriate. The Compensation Committee believes that stockholder interests are best served by not restricting the Committee’s discretion in this regard, even though such compensation may result in non-deductible compensation expenses to the Company.

Internal Revenue Code Section 409A. The Company reviews its compensation plans and programs for compliance with Section 409A of the Internal Revenue Code and the relevant Treasury Resolutions regarding nonqualified deferred compensation.

Impact of FASB ASC Topic 718. The accounting standards applicable to the various forms of long-term incentive plans under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 is one factor that the Company considers in the design of its long-term equity incentive programs. The Company monitors its FASB ASC Topic 718 expense to ensure that it is reasonable, but expense will not be the most important factor in making decisions about our long-term incentive plans.

TREX COMPANY, INC.	2024 PROXY STATEMENT	49

Report of the Compensation Committee of the Board of Directors of Trex Company, Inc.

The Compensation Committee of the Board of Directors (the “Board”) of Trex Company, Inc. (the “Company”) has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis above, and recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2024 Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the U.S. Securities and Exchange Commission.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Jay M. Gratz, Chairman

Kristine L. Juster

Melkeya McDuffie

Patricia B. Robinson

50	TREX COMPANY, INC.	2024 PROXY STATEMENT

The following tables, narrative and footnotes discuss the compensation of our President and Chief Executive Officer, Senior Vice President and Chief Financial Officer (both current and former), and our three other most highly compensated executive officers, during 2023. These individuals were the only executive officers of the Company during 2023 for whom this information is required under SEC rules.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Bryan H. Fairbanks (5) President and Chief Executive Officer	2023	747,000	—	2,783,750	491,250	1,718,100	—	33,679	5,773,779
	2022	722,000	—	2,125,000	375,000	0	—	33,722	3,255,722
	2021	612,500	—	1,301,563	229,688	1,408,750	—	527,175	4,079,676
Adam D. Zambanini (6) Executive Vice President and Chief Operating Officer	2023	484,000	—	1,049,750	185,250	774,400	—	30,231	2,523,631
	2022	468,000	—	702,950	124,050	0	—	459,704	1,754,704
	2021	425,000	—	559,938	98,813	637,500	—	28,640	1,749,891
Brenda Lovcik (7) Senior Vice President and Chief Financial Officer	2023	103,562	300,000	300,000	0	200,000	—	18,411	921,973
	2022	—	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—	—
Amy M. Fernandez (8) Senior Vice President, Chief Legal Officer and Secretary	2023	420,000	—	553,350	97,650	588,000	—	31,641	1,690,641
	2022	—	—	—	—	—	—	—	—
	2021
Dennis C. Schemm (9) Former Senior Vice President and Chief Financial Officer	2023	198,838	—	838,100	147,900	0	—	23,279	1,208,117
	2022	453,600	—	607,750	107,250	0	—	30,032	1,198,632
	2021	405,000	—	499,163	88,088	567,000	—	30,087	1,589,338
William R. Gupp (10) Former Senior Vice President, Chief Legal Officer and Secretary	2023	253,500	—	591,600	104,400	286,246	—	597,810	1,833,556
	2022	434,000	—	534,905	94,395	0	—	30,041	1,093,341
	2021	390,000	—	480,675	84,825	546,000	—	31,447	1,532,947

(1)

Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14, Stock-based Compensation, to the Company’s audited Consolidated Financial Statements in the 2023 Form 10-K, as filed with the SEC. Additional information regarding the design of the long-term equity incentive compensation plan, including a description of the performance-based conditions applicable to 2023 awards, is included in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)

Grants reflect stock appreciation rights (SARs) as further described in the “Long-Term Equity Incentive Compensation” part of the “Compensation Discussion and Analysis” section of this Proxy Statement.

(3)

Additional information regarding the design of the annual cash incentive plan, including a description of the performance-based conditions applicable to 2023 awards, is included in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(4)	See the “All Other Compensation Table” below for additional information on these amounts for 2023.

(5)

Stock Awards to Mr. Fairbanks in 2023 include performance-based restricted stock units, for which the grant date value reported above based on performance at target is $1,637,500 and the maximum grant date value if the highest level of performance is achieved is $3,275,000.

(6)

Stock Awards to Mr. Zambanini in 2023 include performance-based restricted stock units, for which the grant date value reported above based on performance at target is $617,500 and the maximum grant date value if the highest level of performance is achieved is $1,235,000.

(7)

Ms. Lovcik’s employment began on October 23, 2023. Upon such appointment Ms. Lovcik was granted time based-restricted stock units valued at $300,000. Ms. Lovcik also received a sign-on cash bonus of $300,000.

TREX COMPANY, INC.	2024 PROXY STATEMENT	51

SUMMARY COMPENSATION TABLE

(8)

Ms. Fernandez employment began on December 7, 2021. Stock Awards to Ms. Fernandez in 2023 include performance-based restricted stock units, for which the grant date value reported above based on performance at target is $325,500 and the maximum grant date value if the highest level of performance is achieved is $651,000.

(9)

Stock Awards to Mr. Schemm included performance-based restricted stock units, for which the grant date value reported above based on performance at target was $493,000. Mr. Schemm’s last day of employment was June 9, 2023, and pursuant to the 2014 Stock Incentive Plan all his unvested performance-based restricted stock units were forfeited on such date.

(10)

Mr. Gupp retired from his position as Senior Vice President, Chief Legal Officer and Secretary on May 4, 2023. The amounts stated above provide his compensation for 2023 which includes the period he served as an executive officer and the period during which he was not an executive officer. Stock Awards to Mr. Gupp in 2023 include performance-based restricted stock units, for which the grant date value reported above based on performance at target is $348,000 and the maximum grant date value if the highest level of performance is achieved is $696,000.

52	TREX COMPANY, INC.	2024 PROXY STATEMENT

All Other Compensation Table

Name	401(k) Matching Contribution ($) (1)	Car Allowance ($) (2)_	Life Insurance Premiums ($) (3)	Executive Physical ($) (4)	Relocation Assistance ($) (5)	Retention Agreement ($) (6)	Total Other Compensation ($)
Bryan H. Fairbanks	18,300	12,000	1,242	2,137	—	—	33,679
Adam D. Zambanini	18,300	9,000	781	2,150	—	—	30,231
Brenda Lovcik	2,492	1,731	239	0	13,949	—	18,411
Amy M. Fernandez	18,300	9,000	666	3,675	—	—	31,641
Dennis C. Schemm	18,300	3,981	998	0	—	—	23,279
William R. Gupp	18,300	3,808	1,612	0	—	574,090	597,810

(1)

Represents company matching contributions to the Company’s 401(k) plan. The Company matches up to 6% of an employee’s annual salary, not to exceed the limitations imposed under the rules of the Internal Revenue Service.

(2)	Represents the cost of company automobile allowance.

(3)	Represents company payments for life insurance premiums.

(4)	Represents the cost of company payment for executive health physicals provided to executive officers by Johns Hopkins Medicine.

(5)	Represents the cost of company relocation and commuting costs assistance provided to Ms. Lovcik.

(6)	Represents cash compensation paid to Mr. Gupp pursuant to the Retention Agreement discussed in the “Compensation Discussion and Analysis” section above under “Retention Agreements.”

TREX COMPANY, INC.	2024 PROXY STATEMENT	53

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Awards; Number of Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (7)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bryan H. Fairbanks		53,691	859,050	1,718,100
	2/14/2023				2,402	28,829	57,658	20,180	18,067	56.80	3,275,000
Adam D. Zambanini		24,200	387,200	774,400
	2/14/2023				906	10,871	21,743	7,610	6,813	56.80	1,235,000
Brenda Lovcik		—	—	—
	10/23/2023				—	—	—	5,394	—	—	300,014
Amy M. Fernandez		18,375	294,000	588,000
	2/14/2023				477	5,731	11,461	4,011	3,591	56.80	651,000
Dennis C. Schemm (5)		—	—	—
	2/14/2023				720	8,680	17,359	6,076	5,439	56.80	986,000
William R. Gupp (6)		6,800	108,796	217,592
	2/14/2023				510	6,127	12,254	4,289	3,840	56.80	696,000

(1)

Represents threshold, target and maximum payout levels under the annual cash incentive plan for 2023 performance. Additional information regarding the design of the annual cash incentive plan, including a description of the performance-based conditions applicable to 2023 awards, is included in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)

Represents threshold, target and maximum payout levels (number of shares) for performance-based restricted stock units granted in 2023. Additional information regarding the design of the long-term equity incentive compensation plan, including a description of the performance-based conditions applicable to 2023 awards, is included in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(3)

Represents number of shares of time-based restricted stock units granted in 2023. Additional information regarding the design of the long-term equity incentive compensation plan is included in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(4)

Represents number of stock appreciation rights granted in 2023. Additional information regarding the design of the long-term equity incentive compensation plan is included in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(5)	Mr. Schemm’s last day of employment was June 9, 2023. He did not receive a non-equity incentive award for 2023, and his unvested equity awards were forfeited on such date.

(6)

Mr. Gupp retired from his position as Senior Vice President, Chief Legal Officer and Secretary on May 4, 2023 and he served as Legal Counsel starting May 5, 2023. The amount reflected above reflects his estimated futured payouts under non-equity incentive plan awards for his service as an executive officer.

(7)

Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14, Stock-based Compensation, to the Company’s audited Consolidated Financial Statements in the 2023 Form 10-K.

54	TREX COMPANY, INC.	2024 PROXY STATEMENT

Outstanding Equity Awards at Fiscal-Year End

Executive Officer and Grant Date	Option/SAR Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#) (2) (5)	Number of Securities Underlying Unexercised Options Unexercisable (#) (2) (5)	Option Exercise Price ($)	Option Expiration Date (3)	Number of Shares of Stock Not Vested (#) (2) (5)	Market Value of Shares of Stock Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2) (5) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Bryan H. Fairbanks
2/14/2018	4,832	—	28.11	2/14/2028	—	—	—	—
2/13/2019	5,900	—	38.85	2/13/2029	—	—	—	—
2/19/2020	5,136	—	50.83	2/19/2030	—	—	—	—
2/17/2021	2,954	1,477	104.56	2/17/2031	1,708	141,405	2,440	202,008
2/23/2022	3,688	7,374	82.01	2/23/2032	7,112	588,803	10,161	841,229
2/14/2023	—	18,067	56.80	2/14/2033	20,180	1,670,702	28,829	2,386,753
Adam D. Zambanini
2/15/2017	2,170	—	17.52	2/15/2027	—	—	—	—
2/14/2018	4,264	—	28.11	2/14/2028	—	—	—	—
2/13/2019	5,900	—	38.85	2/13/2029	—	—	—	—
2/19/2020	5,136	—	50.83	2/19/2030	—	—	—	—
2/17/2021	1,271	635	104.56	2/17/2031	735	60,851	1,050	86,930
2/23/2022	1,220	2,439	82.01	2/23/2032	2,352	194,722	3,361	278,257
2/14/2023	—	6,813	56.80	2/14/2033	7,610	630,032	10,871	900,010
Brenda Lovcik
10/23/2023	—	—	—	—	5,394	446,569	—	—
Amy M. Fernandez
2/23/2022	517	1,032	82.01	2/23/2032	996	82,459	1,422	117,727
2/14/2023	—	3,591	56.80	2/14/2033	4,011	332,071	5,731	474,470
Dennis C. Schemm(7)	—	—	—	—	—	—	—	—
William R. Gupp
2/15/2017	9,548	—	17.52	2/15/2027	—	—	—	—
2/14/2018	6,192	—	28.11	2/14/2028	—	—	—	—
2/13/2019	5,298	—	38.85	2/13/2029	—	—	—	—
2/19/2020	4,546	—	50.83	2/19/2030	—	—	—	—
2/17/2021	1,091	545	104.56	2/17/2031	631	52,241	901	74,594
2/23/2022	929	1,856	82.01	2/23/2032	1,790	148,194	2,558	211,777
2/14/2023	—	3,840	56.80	2/14/2033	4,289	355,086	6,127	507,254

(1)

Represents number of securities underlying unexercised stock appreciation rights (SARs). Additional information regarding the design of the long-term equity incentive compensation plan is included in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)

The Company completed two-for-one stock splits payable in the form of a stock dividend on May 7, 2014 to stockholders of record on April 7, 2014, on June 18, 2018 to stockholders of record on May 23, 2018, and on September 14, 2020 to stockholders of record on August 19, 2020. The numbers shown above reflect numbers on a post-split basis.

(3)	The term of each SAR is ten years. (Under the 2023 Stock Incentive Plan and 2014 Stock Incentive Plan, the term is extended by one year if the grantee dies in the tenth year of the term.)

(4)

The value is calculated based on the $82.79 closing price of the Company’s common stock on the NYSE on December 29, 2023, the last market trading day of the year, times the number of restricted time-based units that are unvested (and at target with respect to performance-based restricted stock units).

TREX COMPANY, INC.	2024 PROXY STATEMENT	55

OUTSTANDING EQUITY AWARDS AT FISCAL-YEAR END

(5)

Vests in three equal annual installments beginning on (a) the first anniversary of the grant date for awards granted in 2021, (b) March 1, 2023 for awards granted in 2022 and (c) March 1, 2024 for awards granted in 2023.

(6)

Represents target number of performance-based restricted stock units that vest over a 3-year time period based on performance against target EBITDA for 1 year, cumulative 2 years and cumulative 3 years, respectively. Additional information regarding the design of the long-term equity incentive compensation plan, including a description of the performance-based conditions, is included in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(7)	Mr. Schemm’s last day of employment was June 9, 2023. Pursuant to the 2014 Stock Incentive Plan, his unvested equity awards were forfeited on that date.

56	TREX COMPANY, INC.	2024 PROXY STATEMENT

2023 Option / SAR Exercises and Stock Vested

	Option Awards (1)		Stock Awards

Name	Number of Shares Acquired on Exercise (#) (2)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Bryan H. Fairbanks (4)	—	—	13,259	720,985
Adam D. Zambanini (5)	—	—	8,258	455,092
Brenda Lovcik(6)	—	—	—	—
Amy M. Fernandez(7)	—	—	498	25,099
Dennis C. Schemm (8)	1,234	36,866	6,745	371,358
William R. Gupp (9)	6,640	314,526	28,975	1,585,439

(1)

Represents stock appreciation awards (SARs). Additional information regarding SARs is provided in the “Long-Term Equity Incentive Compensation” part of the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)

The Company completed two-for-one stock splits payable in the form of a stock dividend on September 14, 2020 to stockholders of record on August 19, 2020. The numbers shown above reflect numbers on a post-split basis.

(3)	The value is calculated based on the closing price of the Company’s common stock on the date of vesting (as set forth below in footnotes 3 - 6), times the number of vested shares.

(4)

The amount shown for “Stock Awards” reflects 6,592 restricted stock units that vested on February 14, 2023 at a market price of $56.80, 1,709 restricted stock units that vested on February 17, 2023 at a market price of $53.79, 1,401 restricted stock units that vested on February 19, 2023 at a market price of $53.79, and 3,557 restricted stock units that vested on March 1, 2023 at a market price of $50.40.

(5)

The amount shown for “Stock Awards” reflects 4,945 restricted stock units that vested on February 14, 2023 at a market price of $56.80, 735 restricted stock units that vested on February 17, 2023 at a market price of $53.79, 1,401 restricted stock units that vested on February 19, 2023 at a market price of $53.79, and 1,177 restricted stock units that vested on March 1, 2023 at a market price of $50.40.

(6)	Ms. Lovcik first date of employment was October 23, 2023.

(7)	The amount shown for “Stock Awards” reflects 498 restricted stock units that vested on March 1, 2023 at a market price of $50.40.

(8)

The amount shown for “Option Awards” reflects 1,234 SARs exercised on September 1, 2023 at a strike price of $42.88 and a market price of $72.75. The amount shown for “Stock Awards” reflects 3,984 restricted stock units that vested on February 14, 2023 at a market price of $56.80, 655 restricted stock units that vested on February 17, 2023 at a market price of $53.79, 1,089 restricted stock units that vested on February 19, 2023 at a market price of $53.79, and 1,017 restricted stock units that vested on March 1, 2023 at a market price of $50.40.

(9)

The amount shown for “Option Awards” reflects 2,213 SARs exercised on January 18, 2023 at a strike price of $5.49 and a market price of $50.72, and 2,214 SARs exercised on January 31, 2023 at a strike price of $5.49 and a market price of $52.72, and 2,213 SARs exercised on February 8, 2023 at a strike price of $5.49 and a market price of $55.12. The amount shown for “Stock Awards” reflects 4,344 restricted stock units that vested on February 14, 2023 at a market price of $56.80, 631 restricted stock units that vested on February 17, 2023 at a market price of $53.79, 1,240 restricted stock units that vested on February 19, 2023 at a market price of $53.79, 896 restricted stock units that vested on March 1, 2023 at a market price of $50.40, and 21,864 restricted stock units that vested on May 2, 2023 at a market price of $54.56.

TREX COMPANY, INC.	2024 PROXY STATEMENT	57

Equity Compensation Plan Information

The following table sets forth the following information as of December 31, 2023 for (1) all equity compensation plans previously approved by the Company’s stockholders, and (2) all equity compensation plans not previously approved by the Company’s stockholders:

∎	the number of securities to be issued upon the exercise of outstanding options, SARs, warrants and rights;

∎	the weighted average exercise price of such outstanding options, SARs, warrants and rights; and

∎	other than securities to be issued upon the exercise of such outstanding options, SARs, warrants and rights, the number of securities remaining available for future issuance under the plans.

	Number of securities to be issued upon exercise for outstanding options, SARs, warrants and rights (a)	Weighted average exercise price of outstanding options, SARs, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1) (4)	219,880 (2)	$49.34	4,481,820 (3)
Equity compensation plans not approved by security holders	—	—	—
Total	219,880 (2)	$49.34	4,481,820 (3)

(1)	Consists of the 2014 Stock Incentive Plan, 2023 Stock Incentive Plan, the Outside Director Plan, and the 1999 Employee Stock Purchase Plan.

(2)

Excludes 224,283 shares of restricted stock units outstanding under the 2014 Stock Incentive Plan and the 2023 Stock Incentive Plan as of December 31, 2023 (with performance-based restricted stock units at target).

(3)

Represents 3,979,521 shares remaining available for future issuance under the 2023 Stock Incentive Plan and 502,229 shares remaining available for future issuance under the 1999 Employee Stock Purchase Plan. Shares of common stock issuable under the Outside Director Plan are issued pursuant to the 2023 Stock Incentive Plan.

(4)

Per Note 14, Stock-based Compensation, to the Company’s audited Consolidated Financial Statements in the 2023 Form 10-K, as filed with the SEC, the weighted average exercise price of outstanding SARs is $49.34, and the weighted average remaining contractual life of outstanding SARs is 6.3 years.

58	TREX COMPANY, INC.	2024 PROXY STATEMENT

Severance and Change in Control Agreements

Severance Agreements

In light of competitive market practices, based on the findings in a study completed by the Compensation Committee’s independent consultant, the Compensation Committee has approved severance agreements with the named executive officers, which provide for certain benefits upon an involuntary termination. These agreements promote retention of high-performing individuals and also assist in recruiting and retaining key employees by providing competitive arrangements.

The severance agreements with each of the named executive officers provide for the payment of severance compensation and benefits to the covered executive officer (the “covered executive”) if the Company terminates the covered executive’s employment without “cause” or if the covered executive resigns for “good reason.” For purposes of the severance agreements, “cause” includes events specified in the severance agreement, including the covered executive’s willful or grossly negligent misconduct that is materially injurious to the Company, embezzlement or misappropriation of funds or property of the Company, conviction of a felony or any crime involving fraud, dishonesty, moral turpitude or breach of trust, or willful failure or refusal to devote full business time and attention to the performance of duties, and “good reason” includes events specified in the severance agreement, including a material and adverse change in the covered executive’s status or position with the Company, a 10% or greater reduction in the covered executive’s aggregate base salary and targeted annual incentive other than as part of general reduction in executive compensation, or the relocation of the covered executive’s office more than 50 miles from the current office and further than his then-current residence.

In the event the Company terminates the covered executive’s employment without “cause” or if the covered executive resigns for “good reason”, the covered executive will be entitled to receive the following:

∎

a lump-sum cash payment equal to the sum of (1) the covered executive’s accrued base salary and accrued vacation pay plus (2) if not previously paid, the covered executive’s annual cash incentive earned for the preceding fiscal year;

∎

a lump-sum cash payment equal to 2 times for the CEO and 1 time for the other named executive officers the sum of (1) the covered executive’s base salary then in effect, plus (2) an amount equal to the greater of (a) the covered executive’s targeted annual cash incentive for the year immediately prior to the year in which his employment terminates, or (b) the covered executive’s actual annual cash incentive earned for the preceding year;

∎

continued health and dental plan benefits on the same terms and conditions as though the covered executive had remained an active employee (or payment of the necessary amount to obtain equivalent coverage if Company coverage is not possible), for the shorter of 12 months or until equivalent coverage is obtained from a new employer; and

∎

accelerated vesting of all outstanding long-term equity incentive awards, including, but not limited to, stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares (at the targeted payment level).

Notwithstanding the foregoing, in the event the covered executive would receive any payment that would otherwise be subject to interest and additional tax imposed under Section 409A of the Internal Revenue Code, then no such payment shall be payable prior to the date that is the earliest of (a) six months after the covered executive’s date of termination of employment, (b) the covered executive’s death, or (c) such other date as will cause such payment not to subject to such interest and additional tax. However, this shall not prevent payment to the covered executive during such six-month period of an aggregate amount not exceeding the lesser of (a) two times the sum of the covered executive’s annualized compensation based upon the annual rate of pay for the taxable year preceding the taxable year of the separation from service, or (b) two times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the covered executive has a separation from service, as permitted pursuant to Treasury Regulation §1.409A-1(b)(9)(iii).

If the covered executive’s employment is terminated during a change in control protection period under his change in control severance agreement, described below, the covered executive will be entitled to receive the

TREX COMPANY, INC.	2024 PROXY STATEMENT	59

SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

severance payments specified under that agreement instead of the foregoing payments under his severance agreement.

The covered executive is not entitled to any additional severance payments or benefits under his severance agreement if his employment is terminated by the Company for cause, by the covered executive without good reason, or if it terminates due to his death or disability.

The current term of each severance agreement ends on August 1, 2026. Thereafter, each severance agreement shall automatically renew for successive three (3) year periods unless either party gives to the other party written notice of termination at least one (1) year prior to the ends of the initial or any renewal term.

Change in Control Severance Agreements

In light of competitive market practices, based on the findings in a study completed by the Compensation Committee’s independent consultant, the Compensation Committee has approved change in control severance agreements for the CEO and the other named executive officers. The agreements are intended to help retain these named executive officers, maintain a stable work environment and provide economic security to certain key employees in the event of termination of their employment in connection with a change in control.

Pursuant to these agreements, if, within the period beginning 90 days before and ending two years after a “change in control” of the Company, (1) the employment of the executive, who we refer to as a “covered executive,” is terminated by the Company (other than a termination for “cause” or by reason of death or disability) or (2) if the covered executive terminates his employment for “good reason” (either event constituting a “double trigger”), the covered executive will receive severance benefits. For the purposes of the change in control severance agreements, “cause” and “good reason” are defined in a similar manner as in the severance agreements discussed above.

Upon such termination, the covered executive will receive:

∎

a lump-sum cash payment equal to the sum of (1) the covered executive’s accrued base salary and accrued vacation pay, plus (2) if not previously paid, the covered executive’s annual cash incentive earned for the preceding fiscal year, plus (3) the covered executive’s targeted annual cash incentive for the year in which the severance occurs, pro-rated based upon the number of days he was employed during such year;

∎

a lump sum severance payment equal to 2.99 times for the CEO and 1.5 times for the other named executive officers the sum of (1) the covered executive’s annual base salary (in effect immediately prior to the change in control or termination, whichever is greater), plus (2) the greater of (a) the covered executive’s target annual cash incentive for the year immediately prior to the year in which the change in control occurs, (b) the covered executive’s target annual cash incentive for the year of the termination of employment, or (c) the covered executive’s actual annual cash incentive for the last fiscal year immediately prior to the year of the termination of employment; and

∎

continuation of group health and dental insurance, and group life insurance, on the same terms and conditions as though the covered executive had remained an active employee (or payment of the necessary amount to obtain equivalent coverage if Company coverage is not possible), for the shorter of 18 months or until coverage is obtained from a new employer.

Notwithstanding the foregoing, the change in control severance agreements provide that, to the extent necessary to avoid imposition of the excise tax under Section 4999 of the Internal Revenue Code in connection with a change in control, the amounts payable or benefits to be provided to the covered executive shall be reduced such that the reduction of compensation to be provided to the covered executive is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Internal Revenue Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero).

If a change in control occurs during the term of these change in control severance agreements, the covered executive will be entitled to accelerated vesting of all outstanding long-term equity incentive awards, including, but not limited to, stock options, stock appreciation rights, restricted stock, restricted stock units, and performance shares (at the targeted payment level) (whether or not there is a loss of employment).

60	TREX COMPANY, INC.	2024 PROXY STATEMENT

SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

A change in control is generally defined as (1) the acquisition by any person or entity of 35% of the Company’s outstanding stock, (2) a merger where the stockholders of the Company immediately prior to the merger would not own at least 50% of the outstanding stock of the Company after such merger, (3) a sale of all or substantially all of the assets of the Company, or (4) during any two-year period, the directors in office at the beginning of such period ceasing to be a majority of the board, unless the nomination of each new director during such period was approved by at least two-thirds of the directors in office at the beginning of such period.

The table below reflects the amount of compensation payable to the CEO and each of the Company’s other named executive officers in the event of termination of such officer’s employment (including termination by death or disability) and/or a change in control. The amounts shown assume that such termination and/or change in control was effective as of December 31, 2023 and thus includes amounts earned through such date. These figures are estimates of the amounts which would be paid to the officers upon their termination and/or a change in control. The actual amounts to be paid can only be determined at the time of such event.

TREX COMPANY, INC.	2024 PROXY STATEMENT	61

Severance and Change in Control Compensation as of December 31, 2023

Executive Officer	Termination by reason of:	Cash ($)	Benefit Continuation ($) (1)	Intrinsic Value of Equity Awards as of 12/29/23 ($) (2)	Outplacement Services ($) (3)	Benefit Reduction ($) (4)	Total Benefit ($)

Bryan H. Fairbanks	Cause or Voluntary Termination	—	—	—	—	—	—
	Death or Disability (5)	—	—	6,306,213	—	—	6,306,213
	Involuntary Termination (6)	3,154,600	21,679	6,306,213	—	—	9,482,492
	Change in Control (7)	—	—	6,306,213	—	—	6,306,213
	Termination in connection with Change in Control (7)	5,661,140	34,382	6,306,213	25,000	—	12,026,735
Adam D. Zambanini	Cause or Voluntary Termination	—	—	—	—	—	—
	Death or Disability (5)	—	—	2,329,774	—	—	2,329,774
	Involuntary Termination (6)	858,400	21,679	2,329,774	—	—	3,209,853
	Change in Control (7)	—	—	2,329,774	—	—	2,329,774
	Termination in connection with Change in Control (7)	1,694,000	33,690	2,329,774	25,000	—	4,082,464
Brenda Lovcik	Cause or Voluntary Termination	—	—	—	—	—	—
	Death or Disability (5)	—	—	446,569	—	—	446,569
	Involuntary Termination	540,000	2,618	446,569	—	—	989,187
	Change in Control	—	—	446,569	—	—	446,569
	Termination in connection with Change in Control	1,310,000	4,286	446,569	25,000	—	1,785,855
Amy M. Fernandez	Cause or Voluntary Termination	—	—	—	—	—	—
	Death or Disability (5)	—	—	1,100,861	—	—	1,100,861
	Involuntary Termination	612,500	20,215	1,100,861	—	—	1,733,576
	Change in Control	—	—	1,100,861	—	—	1,100,861
	Termination in connection with Change in Control	1,365,000	31,322	1,100,861	25,000	—	2,522,183
Dennis C. Schemm(8)	Cause or Voluntary Termination	—	—	—	—	—	—
	Death or Disability	—	—	—	—	—	—
	Involuntary Termination	—	—	—	—	—	—
	Change in Control	—	—	—	—	—	—
	Termination in connection with Change in Control	—	—	—	—	—	—
William R. Gupp(9)	Cause or Voluntary Termination	—	—	—	—	—	—
	Death or Disability	—	—	—	—	—	—
	Involuntary Termination	—	—	—	—	—	—
	Change in Control	—	—	—	—	—	—
	Termination in connection with Change in Control	—	—	—	—	—	—

62	TREX COMPANY, INC.	2024 PROXY STATEMENT

SEVERANCE AND CHANGE IN CONTROL COMPENSATION AS OF DECEMBER 31, 2023

(1)	Reflects the Company’s portion of the cost of group health and dental insurance and group life insurance.

(2)

This value is calculated as the intrinsic value of all unvested equity awards held as of December 29, 2023 that would have vested upon death or disability, an involuntary termination, a change in control, or a termination in connection with a change in control based on the $82.79 closing price of the Company’s common stock on the NYSE on December 29, 2023, the last market trading day of the year.

(3)	Reflects estimated outplacement services available to the named executive officers by their change in control severance agreements.

(4)

To the extent that a Named Executive Officer’s change in control severance benefits would cause him to become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, this value would reflect the reduction of his severance benefits to the extent necessary to avoid the application of this tax, as stated in his change in control severance agreement.

(5)

The 2023 Stock Incentive Plan, and individual restricted stock unit agreements and SAR agreements provide that all unvested restricted stock units and unvested SARs immediately vest upon the death or disability of the executive (with performance-based restricted stock units vesting at target levels).

(6)	This represents benefits and payments under the severance agreements covering named executive officers discussed above.

(7)	This represents benefits and payments under the change in control severance agreements covering named executive officers discussed above.

(8)	Mr. Schemm’s last day of employment was June 9, 2023.

(9)	Mr. Gupp retired from his position as Senior Vice President, Chief Legal Officer and Secretary on May 4, 2023.

TREX COMPANY, INC.	2024 PROXY STATEMENT	63

The Company’s Compensation Policies and Practices as They Relate to Risk

The Company does not believe that its compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The annual cash incentive compensation plan described in the “Compensation Discussion and Analysis” section above is based upon achievement of annual financial targets, and potential cash incentive compensation opportunities are tempered so as not to place a disproportionate incentive on short-term financial results. In addition, the long-term equity incentive plan provides appropriate motivation to achieve long-term financial results as well, given that the ultimate value of the award is based upon the future value of the Company’s stock, and such awards constitute a significant portion of each executive’s total compensation package. The Company has constructed the performance factors in short- and long-term performance plans such that they balance focus on performance metrics with strong links to stockholder value creation and overall company performance, which we believe avoids any potential risks that may result from an imbalance in performance metrics.

64	TREX COMPANY, INC.	2024 PROXY STATEMENT

Report of the Audit Committee of the Board of Directors of Trex Company, Inc.

Gerald Volas, Jay M. Gratz, Gena C. Lovett, and Melkeya McDuffie are members of the Audit Committee. Each of the members of the Audit Committee is considered independent under the NYSE listing standards and under the SEC’s audit committee independence standards. Mr. Volas serves as Chairman of the Audit Committee.

The Audit Committee operates under a written charter adopted by the Company’s Board of Directors.

During the fiscal year ended December 31, 2023, the Audit Committee of the Board of Directors (the “Board”) of Trex Company, Inc. (the “Company”) reviewed with the Company’s financial managers, the internal auditors and Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm, the scope of the annual audit and audit plans, the results of internal and external audit examinations, the evaluation of the Company’s system of internal controls, the quality of the Company’s financial reporting, and the Company’s process for legal and regulatory compliance. The Audit Committee also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Management is responsible for the Company’s system of internal controls, the financial statements and the financial reporting process, and the assessment of the effectiveness of internal control over financial reporting. Ernst & Young is responsible for performing an integrated audit and issuing reports on the following: (1) the Company’s Consolidated Financial Statements, and (2) the Company’s internal control over financial reporting. As provided in its charter, the Audit Committee’s responsibilities include monitoring and overseeing these processes. The Audit Committee has reviewed and discussed the audited Consolidated Financial Statements for the fiscal year ended December 31, 2023 with management. The review included, among other things:

•	Ernst & Young reports to the Audit Committee regarding the conformity of the Company’s Consolidated Financial Statements with U.S. Generally Accepted Accounting Principles;

•	Areas of audit emphasis, particularly those presenting the greatest risk of material misstatement to the Company’s Consolidated Financial Statements;

•	The process used by management in formulating particularly sensitive accounting estimates and the basis for Ernst & Young’s conclusions regarding the reasonableness of these estimates;

•	The existence of, if any, audit adjustments and uncorrected Consolidated Financial Statement misstatements; and

•	Other material written communications between Ernst & Young and management.

Ernst & Young also communicated to the Audit Committee in writing any relationships between Ernst & Young and the Company and persons in financial reporting oversight roles at the Company and provided confirmation of their independence with respect to the Company as required under PCAOB Rules and relevant professional and regulatory standards.

Consistent with this oversight responsibility, Ernst & Young reports directly to the Audit Committee. The Audit Committee appointed Ernst & Young as the Company’s independent registered public accounting firm and approved the firm’s compensation.

The Audit Committee discussed with Ernst & Young the matters required to be discussed by the New York Stock Exchange, the U.S. Securities and Exchange Commission, the Public Company Accounting Oversight Board, and the American Institute of Certified Public Accountants’ Statement on Auditing Matters No. 61, Communication with Audit Committee, as amended, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from Ernst & Young the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and has discussed with Ernst & Young the firm’s independence from the Company and its management.

TREX COMPANY, INC.	2024 PROXY STATEMENT	65

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF TREX COMPANY, INC.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the U.S. Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE

Gerald Volas, Chairman

Jay M. Gratz

Gena C. Lovett

Melkeya McDuffie

66	TREX COMPANY, INC.	2024 PROXY STATEMENT

Advisory Vote on Executive Compensation

(Proposal 2)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement, in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” section above for additional details about our executive compensation programs, including information about the fiscal year 2023 compensation of our named executive officers.

The Compensation Committee periodically reviews the compensation programs for our named executive officers to determine and confirm that they achieve (and continue to achieve) the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to vote on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders, and the Compensation Committee will consider the results of the vote in future decisions relating to executive compensation.

 Approval of Proposal 2

Approval of this proposal will require the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on such matter at the annual meeting. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR this proposal. Abstentions from voting on this proposal will have the same effect as a vote against this proposal. Brokers may vote their shares on this proposal if they have voting instructions from the beneficial owners of the shares. Broker non-votes will not be treated as votes cast on this matter, and therefore will not have any effect on determining the outcome.

The Board unanimously recommends that the stockholders of the Company vote FOR the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

TREX COMPANY, INC.	2024 PROXY STATEMENT	67

Ratification of Appointment of Independent Registered Public Accounting Firm for the 2024 Fiscal Year

(Proposal 3)

The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2024. The Board is submitting this appointment for stockholder ratification at the annual meeting.

A representative of Ernst & Young will attend the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

The Company’s bylaws do not require that stockholders ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm. The Company is asking its stockholders to ratify this appointment because it believes such a proposal is a matter of good corporate practice. If the stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider whether or not to retain Ernst & Young as the Company’s independent registered public accounting firm, but may determine to do so. Even if the appointment of Ernst & Young is ratified by the stockholders, the Audit Committee may change the appointment at any time if it determines that a change would be in the best interests of the Company and its stockholders.

 Approval of Proposal 3

Approval of this proposal will require the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on such matter at the annual meeting. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR this proposal. Abstentions from voting on this proposal will have the same effect as a vote against this proposal. Broker non-votes will not be treated as votes cast on this matter, and therefore will not have any effect on determining the outcome. (As this matter is deemed to be “routine” under NYSE Rules, broker non-votes are not expected on this proposal.)

The Board unanimously recommends that the stockholders of the Company vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2024 fiscal year.

68	TREX COMPANY, INC.	2024 PROXY STATEMENT

Independent Registered Public Accounting Firm

 Fees

Ernst & Young LLP served as the Company’s independent registered public accounting firm for the Company’s fiscal years ended December 31, 2023 and 2022. The following sets forth the aggregate fees billed by Ernst & Young to the Company for fiscal years 2023 and 2022.

	2023	2022

Audit services	$955,900	$878,000

Audit-related services	—	—

Tax services	—	—

All other services	—	—

Total	$955,900	$878,000

Audit Services. Audit services include services performed by Ernst & Young to comply with the standards of the Public Company Accounting Oversight Board related to the audit and review of the Company’s Consolidated Financial Statements. The audit fees shown above for the 2023 and 2022 fiscal years were incurred principally for services rendered in connection with the audit of the Company’s Consolidated Financial Statements and associated SEC filings, the issuance of opinions on the Company’s internal control over financial reporting and quarterly reviews.

Audit-Related Services. Audit-related services include assurance and related services that are traditionally performed by independent registered public accounting firms.

Tax Services. Tax services include services in connection with the preparation of the Company’s tax returns and corporate tax consultations. No tax services were provided in 2022 or 2023.

All Other Services. No other services were provided in 2022 or 2023.

 Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval on other than an engagement-by-engagement basis is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by such firm in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee also may pre-approve particular services on an engagement-by-engagement basis.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee has the authority to delegate pre-approval authority to a subcommittee of the Audit Committee consisting of one or more of its members.

All services provided to the Company by Ernst & Young LLP during fiscal 2023 and 2022 were pre-approved by the Audit Committee in accordance with this policy.

TREX COMPANY, INC.	2024 PROXY STATEMENT	69

Transactions with Related Persons

The Company’s Board has adopted a written policy for the approval of transactions with related persons. The policy requires Audit Committee approval or ratification of transactions which involve more than $120,000 in which the Company is a participant and in which a Company director, nominee for director, executive officer, greater than 5% stockholder, or an immediate family member of any of the foregoing persons has a direct or indirect material interest. In reviewing the related party transaction, the Audit Committee will, after reviewing all material information regarding the transaction, take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The policy includes standing pre-approval for the following related person transactions:

∎

any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s equity securities, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

∎

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts;

∎

any transaction, such as dividends paid on the common stock, in which the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis; and

∎	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

There are no transactions with related persons to report for fiscal 2023.

70	TREX COMPANY, INC.	2024 PROXY STATEMENT

Stockholder Proposals for the 2025 Annual Meeting

Pursuant to Rule 14a-8 under the Securities Exchange Act, stockholder proposals to be included in the Proxy Statement for the Company’s annual meeting of stockholders in 2025 must be received by the Secretary of the Company at the Company’s offices at 2500 Trex Way, Winchester, Virginia 22601, at least 120 days before the date of the Company’s Proxy Statement for the previous year’s annual meeting. The submission by a stockholder of a proposal for inclusion in the Proxy Statement is subject to regulation by the SEC.

Under the Company’s bylaws, notice of proposals by stockholders to be brought before any annual or special meeting generally must be in proper form, contain the information required by the bylaws and be delivered to the Company no earlier than 120 days and no later than 90 days before the first anniversary of the previous year’s annual meeting.

TREX COMPANY, INC.	2024 PROXY STATEMENT	71

Delivery of Documents to Stockholders Sharing an Address

If you and other residents at your mailing address own common stock through a broker or bank in “street name,” your broker or bank may have sent you a notice that your household will receive only one Annual Report to stockholders and Proxy Statement or a Notice of Internet Availability indicating proxy materials are available on the internet for each company in which you hold shares through that broker or bank. The practice of sending only one copy of an Annual Report to stockholders and Proxy Statement or a Notice of Internet Availability is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of the Notice of Internet Availability to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New Jersey 11717 (telephone number: 1-800-542-1061). In any event, if you did not receive an individual copy of the Company’s Annual Report to stockholders or this Proxy Statement, and wish to do so, the Company will send a copy to you if you address your written request to Trex Company, Inc., 2500 Trex Way, Winchester, Virginia 22601, Attention: Secretary, or call the Company at 540-542-6300. If you are receiving multiple copies of the Annual Report to stockholders and Proxy Statement or Notice of Internet Availability, you can request householding by contacting the Company in the same manner. The Company encourages you to participate in this program. It will reduce the volume of duplicate information received at your household, as well as reduce the Company’s expense.

72	TREX COMPANY, INC.	2024 PROXY STATEMENT

Other Matters

The Board does not intend to present to the annual meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board of Directors,

James E. Cline

Chairman of the Board

Bryan H. Fairbanks

President and Chief Executive Officer

Dated: March 25, 2024

TREX COMPANY, INC.	2024 PROXY STATEMENT	73

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by May 6, 2024 at 11:59 P.M., Eastern Time. Online Go to www.investorvote.com/TREX or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/TREX Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: + For Against Abstain For Against Abstain For Against Abstain 01 - James E. Cline 02 - Gena C. Lovett 03 - Melkeya McDuffie 04 - Patricia B. Robinson 2. Non-binding advisory vote on executive compensation (“say-on-pay”). For Against Abstain 3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2024. For Against Abstain B Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below The signature on this Proxy should correspond exactly with stockholder’s name as printed above. In the case of joint tenants, co-executors or co-trustees, both should sign. Persons signing as Attorney, Executors, Administrator, Trustee or Guardian should give their full title. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. 1 U P X + 03XX1A

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The 2024 proxy statement and the 2023 Annual Report to Shareholders are available at: http://www.trex.com/proxy. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/TREX IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy – TREX COMPANY, INC. + TREX UNIVERSITY 331 APPLE VALLEY ROAD WINCHESTER, VA 22602 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TREX COMPANY, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, MAY 7, 2024 AT 9:00 A.M. The undersigned appoints Amy M. Fernandez and Brenda Lovcik, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Trex Company, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 7, 2024, and at any adjournment or postponement thereof, as indicated on the reverse side. The undersigned further authorizes such proxies to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. Receipt of Notice of Annual Meeting and Proxy Statement is hereby acknowledged. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3. (Continued and to be marked, dated and signed, on the other side) C Non-Voting Items Change of Address – Please print new address below. Comments – Please print your comments below. +